UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Denbury Resources Inc.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

[_________]

To our Stockholders:

You are hereby notified that the 2012 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at The Embassy Suites Dallas – Frisco Hotel located at 7600 John Q. Hammons Drive, Frisco, Texas 75034, at 3:00 P.M., Central Daylight Time (CDT), on Tuesday, May 15, 2012, for the following purposes:

(1)	to elect ten directors, each to serve until their successor is elected and qualified;

(2)	to hold an advisory vote on executive compensation;

(3)	to vote on an amendment of our Restated Certificate of Incorporation to eliminate the requirement of a two-thirds supermajority vote of our Board of Directors to approve certain fundamental matters;

(4)
to vote on an amendment of the limited liability company agreement of our subsidiary, Denbury Onshore, LLC, to eliminate the requirement that Denbury stockholders approve certain major actions of that subsidiary;

(5)	to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012;

and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.  Only stockholders of record at the close of business on March 30, 2012 are entitled to notice of, and to vote at, the annual meeting.

Stockholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the Internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person.  If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

Mark C. Allen Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

It is important that proxies be returned promptly.  Therefore, stockholders are urged to vote and return their proxy whether or not they expect to attend the annual meeting in person.  You may revoke your proxy at any time before it is voted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2012:

This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2011, are available free of charge at www.proxyvote.com.  Please contact Jack Collins, Executive Director, Investor Relations at (972) 673-2028 for directions to our annual meeting.

DENBURY RESOURCES INC.

DENBURY RESOURCES INC.
5320 Legacy Drive
Plano, Texas  75024

Proxy Statement

Annual Meeting of Stockholders
to be held on Tuesday, May 15, 2012

THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF VOTES BY THE MANAGEMENT OF DENBURY for use at its annual meeting of stockholders to be held on the 15th day of May, 2012 at The Embassy Suites Dallas – Frisco Hotel located at 7600 John Q. Hammons Drive, Frisco, Texas 75034, at 3:00 P.M. Central Daylight Time (CDT), or at any adjournment or postponement thereof.

This proxy statement, proxy card and our 2011 Annual Report to Stockholders are first being mailed on or about April 9, 2012.

RECORD DATE AND COMMON STOCK OUTSTANDING

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Friday, March 30, 2012.  Only Denbury stockholders of record on the record date are entitled to receive notice of and to vote at the meeting.  If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock you held on the record date.  On the record date, there were approximately [_________] shares of Denbury common stock issued and outstanding and entitled to vote at the meeting.

VOTING OF COMMON STOCK

A proxy card is included with this proxy statement. In order to be valid and acted upon at the annual meeting, your proxy must be received before 11:59 P.M. Eastern Daylight Time on May 14, 2012.  If you attend the meeting, your proxy card must be received by the Secretary of Denbury before the time set for the holding of the meeting or any adjournment or postponement thereof.  You may vote your shares via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope included with this proxy statement, or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, via phone by calling 1-800-690-6903, or via the Internet at www.proxyvote.com.

If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person.  In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the Internet or in writing.  A later-dated written proxy may be deposited at either our registered office or our principal place of business at any time up to the time of the meeting, or with the Chairman of the meeting up to the time of the meeting.  However, you should note that your mere presence at the meeting will not constitute a revocation of a previously submitted proxy.  If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

In order for us to have a quorum at our annual meeting, we must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the meeting.  You will not be allowed to cumulate your votes for the election of directors.  If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card.  A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director; a majority of the outstanding shares is required to approve the amendment to our Restated Certificate of Incorporation and the amendment to the Limited Liability Company Agreement of our subsidiary, Denbury Onshore, LLC; and a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve each other item to be voted upon at the meeting.  We will include abstentions in the vote total on Proposals Two, Three, Four and Five, which means that they have the same effect on each proposal as a negative vote.  However, broker non-votes, if any, will not be included in the vote total and therefore will not have any effect.

We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy.  You should note that if no direction is indicated, the shares will be voted FOR all the director nominees; FOR the advisory, non-binding approval of executive compensation; FOR the amendment of our Restated Certificate of Incorporation; FOR the amendment of the Limited Liability Company Agreement of our subsidiary, Denbury Onshore, LLC; and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  Our Board has designated Wieland F. Wettstein and/or Phil Rykhoek to serve as proxies.  We do not know of any matters, other than those matters listed in the Notice of Annual Meeting of Stockholders, that will be brought before the meeting.  However, if any other matters are properly presented for action at the meeting, we intend for Wieland F. Wettstein and Phil Rykhoek, and each of them acting singly, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.

PERSONS MAKING THE SOLICITATION

We will bear all costs incurred in the preparation and mailing of the proxy statement, proxy card and our 2011 Annual Report to Stockholders.  In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication.  If they do so, these individuals will not receive any special compensation for these services.  We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the annual meeting at our expense.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal One:

Election of Directors

Our Bylaws provide that our Board of Directors shall consist of a minimum of three and a maximum of fifteen directors.  Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he or she resigns from that position or ceases to be a director by operation of law.  We presently have eleven directors, all of whom are serving terms that expire at the meeting.  One current director, Mr. Heather, will not be standing for reelection.  Mr. Heather has served as a director since 2000 and as chairman of the Reserves and Health, Safety and Environment Committee since 2008.  Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the ten nominees as directors as listed herein below.  All ten of these individuals are current members of the Board.  We do not foresee any reason why any of these nominees would become unavailable, but if any of them should, your proxy may be voted for a substitute that is nominated by the Board, or we may reduce the size of our Board accordingly.

Wieland F. Wettstein

Michael L. Beatty

Michael B. Decker

Ronald G. Greene

Gregory L. McMichael

Kevin O. Meyers

Gareth Roberts

Phil Rykhoek

Randy Stein

Laura A. Sugg

The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

Name	Age	Offices Held	Director Since	Principal Occupation
Wieland F. Wettstein (1)	62	Chairman	1990	President of Finex Financial Corporation Ltd.
Michael L. Beatty (3)	64	Director	2007	Chairman and Chief Executive Officer of Beatty & Wozniak, P.C.
Michael B. Decker (2) (4)	62	Director	2007	Principal with Wingate Partners
Ronald G. Greene (4)	63	Director	1995	Principal Stockholder, Officer and Director of Tortuga Investment Corp.
Gregory L. McMichael (1) (2) (4)	63	Director	2004	Independent Consultant
Kevin O. Meyers (2) (4)	58	Director	2011	Independent Consultant
Gareth Roberts	59	Director	1992	Non-Executive Chairman of Petro Harvester Oil & Gas, LLC
Phil Rykhoek	55	Director	2010	President and Chief Executive Officer of Denbury Resources Inc.
Randy Stein (1) (3)	58	Director	2005	Independent Consultant
Laura A. Sugg (2) (3)	51	Director	2012	Independent Consultant

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating/Corporate Governance Committee.
(4)	Member of the Reserves and Health, Safety and Environment Committee.

Directors

 Our directors bring various skills, experience and insight to our Board.  We have our current CEO (Mr. Rykhoek), two former CEOs of large public oil and gas companies (Messrs.  Greene and Roberts), a lawyer (Mr. Beatty), two qualified financial experts (Messrs. Wettstein and Stein), a private equity investor and former COO (Mr. Decker), two engineers with executive industry experience (Mr. Meyers and Ms. Sugg), and a former oil and gas analyst (Mr. McMichael).  These Board members were selected in order to give the Denbury Board insight from various points of view, all of which relate to various aspects of our business.  The narrative below gives more specific biographical information for each of the Board candidates.

Wieland F. Wettstein has been a director of Denbury since 1990 and Chairman of the Board since May 2008, including between June 2009 and October 2010 when he acted as Co-Chairman of the Board.  Mr. Wettstein was a founding stockholder and director of Denbury, and held the position of Chairman of the Board from its inception to 1995.  Mr. Wettstein is the President and controls Finex Financial Corporation Ltd., an investment company in Calgary, Alberta, a position he has held since November 2003. Prior to that, Mr. Wettstein was Executive Vice President of Finex since its founding in 1987.  Under his leadership, Finex developed into a diversified merchant banking operation with actively managed interests in real estate development, emerging energy companies, participation lending, infrastructure leasing, and venture capital.  Mr. Wettstein has continuously been a director of numerous Canadian public and private companies during the past 25 years and has been a founding shareholder, director, and chairman of several oil and gas companies.  Mr. Wettstein is a Chartered Accountant. Mr. Wettstein's long association with the Company and extensive industry knowledge allow him to provide valuable insights to the Board.  In addition, his financial background, leadership experience and service on the boards of several other oil and gas companies over his career provide him invaluable perspectives in the Board's oversight of the Company's execution of its long-term business strategy.

Michael L. Beatty has been a director of Denbury since December 2007.  Mr. Beatty has been Chairman and Chief Executive Officer of the law firm of Beatty & Wozniak, P.C. located in Denver, Colorado since 1998.  Mr. Beatty began his career at Vinson & Elkins LLP and later became a professor of law at the University of Idaho before joining the legal department of the Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation.  Mr. Beatty served in a variety of positions with Coastal, ultimately becoming Executive Vice President, General Counsel. Mr. Beatty also served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995.  Mr. Beatty serves on the Board of Directors of MarkWest Energy GP, L.L.C.  Mr. Beatty is a graduate of Harvard Law School.  Mr. Beatty's extensive legal background, focused primarily in the oil and gas industry, provides him a wealth of knowledge that he brings to the Board.  Mr. Beatty's experience and background includes significant involvement in political and legislative activities in the oil and gas industry and have provided him an expansive understanding of corporate governance matters.

Michael B. Decker has been a director of Denbury since December 2007.  Mr. Decker has been a principal and partner of Wingate Partners, a Dallas-based private equity investment company, since 1996.  Prior to joining Wingate Partners, Mr. Decker held the position of Chief Operating Officer of the Trammell Crow Company.  He previously was President of Huffco Group, Inc., an energy exploration company.  Mr. Decker currently serves as a board member for S&N Communications, Sunrise Oilfield Supply and USA Environment LP.  Mr. Decker has served as a consultant for the Boston Consulting Group and has worked as an investment officer for the World Bank.  Mr. Decker holds an MBA from the Harvard Business School, a Master of Arts from Oxford University, and an Artium Baccalaureatus from Princeton University.  Mr. Decker's educational background and current and past roles provide him with significant financial, managerial and leadership experience.  Mr. Decker has significant experience in the oil and gas industry as well as several other industries, which broadens the perspectives he brings to the Board.

Ronald G. Greene has been a director of Denbury since 1995 and was the Chairman of the Board until 2008.  Mr. Greene was the founder and served as Chairman of the Board and Chief Executive Officer of Renaissance Energy Ltd. from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in August 2000.  Mr. Greene served as a director of Husky Energy, Inc. from August 2000 until April 2003.  He is the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company.  Mr. Greene also served as lead director of WestJet Airlines Ltd. from June 1995 until April 2008, and he has previously served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations.  Mr. Greene has vast experience in the oil and gas industry, including past oversight of, and experience in building and running, a large public oil and gas company.  He has extensive knowledge of Denbury based on his long tenure on the Board, having served 13 years as Denbury's previous Chairman.  This, combined with his leadership experience, has been instrumental in the Board's oversight of the Company's long-term business strategy.

Gregory L. McMichael has been a director of Denbury since December 2004.  Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader — Energy Research of A.G. Edwards, where he was responsible for all of the firm's equity research in the energy sector.  Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, Imhoff, Inc., a regional investment banking firm based in Denver, Colorado, for eight years.  Prior to his employment by Hanifen, he worked directly in the oil and gas industry for 15 years, most recently as Chief Executive Officer of Point Resources Inc, a privately held oil and natural gas exploration and production company.  Mr. McMichael has previously served as a director of Matador Resources Company, Quest Resource Corporation and Admiral Bay Resources Inc.  Mr. McMichael's experience in the oil and gas industry, coupled with his service on other boards and experience as an analyst covering the energy sector, provides the Board with broad and extensive analytical perspectives.  Mr. McMichael monitors the oil and gas industry and provides the Board with various analyses of relative industry performance.

Kevin O. Meyers joined Denbury as a director of the Board in July 2011.  Dr. Meyers has 32 years of experience in the oil and gas industry, having retired from ConocoPhillips at the end of 2010.  For the ten years prior to retirement, Dr. Meyers was a senior executive with ConocoPhillips, most recently as Senior Vice President Exploration and Production, Americas.  Prior to that, he was President of ConocoPhillips Canada, President of ConocoPhillips Russia and Caspian Region, and President of ConocoPhillips Alaska.  For the twenty years prior to that, he served in engineering, technical and executive positions with ARCO, last serving as President of ARCO Alaska.  Dr. Meyers holds a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology and bachelor’s degrees in Chemistry and Mathematics from Capital University in Ohio.  Dr. Meyers currently serves on the Board of Directors of Hornbeck Offshore Services, Inc., Precision Drilling Corporation, Bill Barrett Corporation, the World Energy Council and the United States Energy Association.  Dr. Meyers previously served on the Board of Directors of LUKOIL, the Board of Regents of the University of Alaska and the Nature Conservancy of Alaska.  Dr. Meyers’ educational background and extensive industry and technical experience provide the Board with significant insight into the Company’s operations and technical matters.  His leadership experience with large oil and gas companies further broadens the perspectives he brings to the Board.

Gareth Roberts has been a director of the Board since 1992 and was Co-Chairman of the Board along with Mr. Wettstein between June 2009 and October 2010.  In October 2010, Mr. Roberts resigned his position as Co-Chairman and Mr. Wettstein has served as Chairman of the Board since that time.  Mr. Roberts currently serves as a geological advisor to Denbury and has been the Non-Executive Chairman of Petro Harvester Oil & Gas, LLC, an exploration and production company, since October 2010.  Mr. Roberts founded Denbury Management, Inc., the former primary operating subsidiary of the Company, in April 1990.  Mr. Roberts later became President, Chief Executive Officer and Director of the Company in 1992.  Mr. Roberts has more than 30 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc.  His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity.  Mr. Roberts holds honors and masters degrees from St. Edmund Hall, Oxford University, where he has been elected to an Honorary Fellowship.  Mr. Roberts also served as Chairman of the Board of Directors of Genesis Energy, L.P., a public master limited partnership, from May 2002 until June 30, 2009.  Mr. Roberts brings years of industry experience and extensive knowledge of the Company to the Board.  Mr. Roberts' years of leadership with the Company allow him to provide strategic perspectives to the Board.  Mr. Roberts also has a strong geological background and a deep understanding of the Company's tertiary oil recovery operations in the Gulf Coast region.

Phil Rykhoek has been a director since December 2010 and is the President and Chief Executive Officer of Denbury.  Since joining the Company in June 1995 and until June 2009, Mr. Rykhoek served as Chief Financial Officer, last serving as Senior Vice President, Chief Financial Officer, Secretary and Treasurer until June 30, 2009.  Before joining Denbury in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. (“PFI”), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities.  While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, last as Vice President and Chief Accounting Officer.  Mr. Rykhoek also served as a director of Encore Energy Partners GP LLC between August 2010 and December 2010, and Genesis Energy, L.P. between May 2002 and February 2010.  As Chief Executive Officer of the Company, Mr. Rykhoek is intimately knowledgeable of the day-to-day and strategic operations of the Company, providing the Board with a management perspective.

Randy Stein has been a director of Denbury since January 2005.  Mr. Stein is currently a self-employed business consultant, having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000.  Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver, Colorado tax practice. Mr. Stein served as Audit Committee Chairman, Co-Chairman of the Nominating/Corporate Governance Committee, and a member of the Compensation Committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until it was acquired in 2004.  Mr. Stein is currently a board member and Audit Committee Chairman of Bill Barrett Corporation, a Denver-based public oil and gas company, and also served on the board and audit committee of Koala Corporation, a Denver-based company engaged in the design, production and marketing of family convenience products, from 2001 through 2005.  Mr. Stein's experience in public accounting with a major accounting firm provides our Board with insights into many aspects of the financial reporting and tax issues facing oil and gas companies.  Mr. Stein's background also brings additional financial, accounting and tax expertise to the Board through prior experience as a vice president of taxation for a publicly traded oil and gas company, and an expansive understanding of corporate governance and audit committee matters through his service on other boards.

Laura A. Sugg became a Denbury director in January 2012.  Ms. Sugg currently serves on the Board of Directors of the Williams Companies, Inc. and Williams Partners L.P. and previously served on the Board of Directors of Mariner Energy Inc. and Huber Energy.  Ms. Sugg is a retired senior executive of ConocoPhillips, serving over 20 years in diverse roles of increasing responsibility, last serving as President of the Australia Division.  In this role, Ms. Sugg was in charge of profit and loss and growth for ConocoPhillips’ operations in Australia and East Timor.  Prior to her role as President of the Australia Division, Ms. Sugg served as ConocoPhillips’ General Manager E&P Human Resources, ConocoPhillips’ midstream executive responsible for the profit and loss, health, safety and environment, and operations for its gas gathering, processing, and fractionation business in the U.S., Canada and Trinidad, and Vice President Worldwide Gas.  Ms. Sugg has a bachelor’s degree in chemical engineering from Oklahoma State University and is a member of the National Association of Corporate Directors and the Oklahoma State Engineering Advisory Board.  Ms. Sugg’s background brings extensive industry, operational and technical experience to the Board.  Her experience also extends to human resources, compensation and financial matters, which combined with her leadership experience in a large oil and gas company, exemplifies the diverse perspectives she brings to the Board.

Board of Directors' Recommendation

     Our Board of Directors recommends that stockholders vote FOR election of each of the foregoing director nominees.

Proposal Two:

Advisory Vote on Executive Compensation

The Dodd-Frank Act requires all public companies to solicit from stockholders a non-binding vote to approve the compensation of their named executive officers.  At the 2011 Annual Meeting of Stockholders, over 97% of those shares present in person or represented by proxy and entitled to vote were voted in favor of the compensation of the Company’s named executive officers.  At the 2011 Annual Meeting of Stockholders, our stockholders also approved, on an advisory basis, the holding of an advisory vote to approve executive compensation annually.  Based on these results, the Board determined to hold its advisory vote to approve executive compensation annually until the Board determines, or the next frequency vote provides, otherwise.

This proposal, commonly known as a “say on pay” proposal, grants shareholders the opportunity to express their views on the compensation of our “named executive officers,” collectively the group consisting of our Chief Executive Officer, Chief Financial Officer, and the next four most highly compensated executive officers whose compensation is reflected in our Summary Compensation Table on page 47.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this proxy statement.

The Board is asking stockholders to approve, on an advisory basis, the 2011 compensation of our named executive officers, as described in the Compensation Discussion and Analysis beginning on page 31 of this proxy statement and the compensation tables and narrative which follow, which we urge you to review in voting on this resolution.  Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.  We always welcome feedback from our stockholders.  So that we can receive the benefits of meaningful stockholder input, if you abstain or vote against this proposal, we urge you to write us a letter or send us an email and tell us more specifically about the aspects of our compensation practices to which you object.  Stockholders can communicate directly with members of the Compensation Committee of our Board of Directors on these matters by either writing them in care of Denbury Resources Inc., Attention: Compensation Committee, at 5320 Legacy Drive, Plano, Texas 75024, or emailing them at: compensationcommittee@denbury.com.  Your correspondence will be received by the Chairman of the Compensation Committee of the Board of Directors with a copy to our Chief Executive Officer and Chief Financial Officer.

As described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 31, our executive compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top-level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance. Our compensation philosophy for our named executive officers is based on the following:

•	Base salaries are paid at the level to attract and retain outstanding talent, generally targeted near the median level of salaries of comparable companies;

•	long-term equity incentives are a significant component of executive compensation, which aligns the interests of our executive officers with those of our stockholders;

•	a significant portion of our executives’ compensation is tied to performance measures; and

•
annual discretionary bonuses for our executive officers compensate them for the effort and results of the Company as a whole, rather than compensating them for individual performance, and bonuses are paid in the same manner as bonuses paid to all other employees.

The affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote will constitute approval on a non-binding advisory basis.

Brokers do not have discretion to vote on this proposal without your instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors’ Recommendation

The Board of Directors recommends approval of the following advisory, non-binding resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related disclosures contained in the Company’s 2012 proxy statement, is hereby approved.”

Our Board of Directors recommends a vote FOR approval of the preceding advisory, non-binding resolution.

Proposal Three:

Approve an amendment of our Restated Certificate of Incorporation to eliminate the requirement that a two-thirds supermajority of our Board of Directors approve certain acquisitions and dispositions, issuances of debt or equity, or changes in our board size or governing documents

In December 1995, Denbury sold $40 million of equity to the Texas Pacific Group (“TPG”), representing almost 49% of Denbury’s then outstanding common stock.  In conjunction with that first sizeable equity placement by the Company, TPG was given the right to designate three members of the Company’s Board of Directors, and the Company’s governing documents were amended to require selected matters be approved by at least a two-thirds vote of the members of the Board of Directors, thus ensuring approval by at least one of the representatives of TPG on the Board of Directors in order to take the following types of actions: acquisitions or dispositions of more than 20% of the Company’s assets; change in the total number of members of the Board of Directors; amendments to our Certificate of Incorporation or Bylaws; issuances of equity securities, the creation or modification of preferred stock; the issuance of debt securities in excess of 10% of our assets, other than under an existing credit line; and increases in existing credit lines in excess of 10% of our assets.

By 2004, TPG no longer owned any shares of our common stock and no longer had representation on our Board.  This two-thirds director approval requirement has remained part of our governing documents despite the Company’s growth.  Virtually all of the matters covered by these director supermajority provisions have been approved by our Board of Directors acting on a unanimous basis, and these provisions have become purely technical requirements unnecessary for a company with Denbury’s widely dispersed stockholder base.  Consequently, our Board of Directors has recently reviewed this provision in light of corporate governance best practices, and unanimously determined that it is in the Company’s and its stockholders’ best interests to eliminate these director supermajority voting requirements currently contained in the Company’s Restated Certificate of Incorporation.

For a full description of the matters currently requiring a two-thirds vote by the members of the Board of Directors, see Article VII(D) of the Company’s Restated Certificate of Incorporation attached as Appendix A hereto.

This proposal requires approval by the holders of a majority of the issued and outstanding shares of Denbury entitled to vote at the meeting.

Brokers do not have discretion to vote on this proposal without your instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

The Board recommends that the stockholders vote FOR this amendment to the Restated Certificate of Incorporation of Denbury Resources Inc. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies FOR the approval of the amendment to Denbury’s Restated Certificate of Incorporation to remove the requirement of two-thirds supermajority approval by Denbury’s Board of Directors on certain fundamental matters.

Proposal Four:

Amend the limited liability company agreement of our principal operating subsidiary, Denbury Onshore, LLC (“Onshore”), to eliminate the requirement that Denbury stockholders approve major actions of Onshore

Article XI of the limited liability company agreement of Onshore requires the approval of stockholders of Denbury, its parent company, for major Onshore actions.  These actions include, among others, a merger or consolidation involving Onshore or any amendment to Onshore’s limited liability company agreement.

This provision arises from the holding company structure we adopted in December 2003, which included forming Onshore.  When the Company reorganized itself into a holding company under Section 251(g) of the Delaware General Corporation Law, a newly-formed Delaware corporation became the parent public company (today, Denbury Resources Inc.), and the former parent company holding most of the Company’s assets (today, Onshore) became a wholly-owned operating subsidiary.  Under such Section 251(g), stockholder approval of this reorganization was not required, principally due to the statutory requirement that any major action at the Onshore level (as the former parent company) must be approved by Denbury’s stockholders.  This requirement for Denbury stockholders to approve Onshore’s major actions has been part of Onshore’s organizational documents since 2003.

We would like to eliminate this unique provision relating to Onshore, which is an unusual requirement, and a limitation on our administrative and operational flexibility.  Over the past eight years, Onshore has been limited in its ability to acquire entities by merger, which is often the most efficient and legally appropriate acquisition structure, as Denbury stockholder approval would be required for any merger involving Onshore, even if not of substantial size, and due to the fact that the cost and delay of conducting a proxy solicitation of Denbury stockholders would more than offset any benefit of making acquisitions by way of mergers into Onshore.  Such public stockholder approval would require the drafting and filing of a proxy statement with the SEC, plus time and expense to hold a stockholder meeting.  In the past, management of Denbury has been able to make subsidiary acquisitions without Denbury stockholder approval by using other transactional structures, subject of course to applicable state laws and rules of the New York Stock Exchange (“NYSE”) with respect to those major transactions which require Denbury stockholder approval.  There is no similar provision in the governing documents of our other subsidiaries, nor does Delaware law normally require that stockholders of a parent company approve these types of matters involving the parent’s wholly-owned subsidiaries as if the subsidiaries were public companies.

Article XI of the Limited Liability Company Agreement of Onshore

The following Article XI of the Limited Liability Company Agreement of Denbury Onshore, LLC will be eliminated if Proposal Four is approved by the stockholders:

“Any act or transaction by or involving [Onshore], other than the election or removal of managers of [Onshore], that requires for its adoption under this LLC Agreement the approval of the members of [Onshore], or would require the approval of the stockholders of [Onshore] if [Onshore] were a corporation subject to the DGCL (other than the election or removal of directors), shall, as a result of the requirements of Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Denbury Resources Inc., a Delaware corporation formerly known as Denbury Holdings, Inc. (“Holding Company”) (or any successor by merger), by the same vote as is required by the DGCL and/or this LLC Agreement.  Any amendment of this LLC Agreement that would, if adopted by a corporation subject to the DGCL, be required to be included in the certificate of incorporation of such corporation, shall, as a result of the requirements of Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Holding Company (or any successor by merger), by the same vote as is required by the DGCL and/or by this LLC Agreement.  Nothing in this Article shall be deemed or construed to require approval of the stockholders of Holding Company to elect or remove any mangers of [Onshore].”

Board of Directors’ Recommendation

This provision in Onshore’s limited liability company agreement hampers our ability to merge entities into Onshore or make governing document changes at Onshore.  Consequently, our Board of Directors proposes to eliminate Article XI from the limited liability company agreement of Onshore.  If this proposal is approved, we would no longer be required to request Denbury public stockholder approval of mergers, governing document changes or related fundamental actions involving Onshore.  In that respect, Onshore would be like all of our other subsidiaries.

The amendment would not affect the rights that Denbury stockholders currently have to vote on acts or transactions of Denbury.  There is no present intention to take any action involving Onshore that would require Denbury stockholder approval of the type that would be eliminated by the approval of this proposal.

This proposal requires approval by the holders of a majority of the issued and outstanding shares of Denbury entitled to vote at the meeting.

Brokers do not have discretion to vote on this proposal without your instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Our Board or Directors recommends that you vote FOR Proposal Four. Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies FOR the approval of the amendment of Onshore’s limited liability company agreement to remove those provisions requiring the approval of Denbury’s public stockholders in order for Onshore to take various actions.

Proposal Five:

Ratify the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been our independent registered public accounting firm for each of the last eight years.  It is the recommendation of our Audit Committee to appoint them to serve as the independent registered public accounting firm of the Company until the next annual meeting of the stockholders and to authorize the Audit Committee to approve their remuneration as such.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company's independent registered public accounting firm.  The stockholders' ratification of the Audit Committee's selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change independent registered public accounting firms at any time. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be available to answer questions, and will be afforded an opportunity to make a statement, if desired.

Board of Directors' Recommendation

     Based on the recommendation of our Audit Committee, our Board of Directors recommends that stockholders vote FOR the ratification of the Audit Committee's selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

GOVERNANCE OF THE COMPANY

The business, properties and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors.  The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in day-to-day operations, except for the Company’s Chief Executive Officer, Mr. Rykhoek.  Members of the Board keep informed of the Company's business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.

Board Leadership Structure

Currently, Wieland F. Wettstein serves as Chairman of our Board of Directors and Phil Rykhoek serves as our Chief Executive Officer. Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on the day-to-day leadership and performance of the Company, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice and oversight to management.

The Board has adopted a policy that the positions of Chairman of the Board and Chief Executive Officer be held by two persons and that the Chairman of the Board not be an executive officer of the Company.  The Board recognizes that no single leadership structure is right for all companies, and depending on the circumstances, other leadership structures might be appropriate.  The Board believes the current leadership structure is effective and appropriate, allows for a separation of executive powers, provides an experienced Chairman with whom the Chief Executive Officer can discuss issues facing the Company, and gives a significant voice to non-management directors.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities.  Among the areas addressed by the guidelines are director qualifications, their responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management, succession planning and management development, Board meetings, and Board and committee performance evaluations.  The Board's Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines.  The guidelines are available on the Company's website at www.denbury.com under the "Investor Relations — Corporate Governance" link.  The Company will provide a printed copy of the guidelines, free of charge, to stockholders upon request to Jack Collins, Executive Director, Investor Relations at our corporate headquarters.

Risk Oversight

The Board takes an active role in overseeing management of the Company's risks through its review of risks associated with our operations and strategic initiatives, both as a Board and through Board committees.  For example, the Audit Committee reviews and discusses with management our major financial risks, including any risk assessment or risk management policies.  The Audit Committee receives regular reports regarding enterprise risk from our Internal Audit Department and management and informs the Board through regular committee reports.  In addition to receiving regular reports from the Audit Committee and other Board committees concerning our enterprise risk, the Board as a whole also routinely reviews and discusses enterprise risk management and receives updates throughout the year from the Director of Internal Audit.  The Board also reviews information concerning other risks through regular reports of its committees.

Director Independence

The Company guidelines provide that at least two-thirds of the members of the Board will be independent under the rules of the NYSE and its corporate governance listing standards.  The Board has affirmatively determined that all nominees for director, with the exception of Mr. Rykhoek, the Company’s Chief Executive Officer, and Mr. Roberts, a geological advisor to the Company, qualify as independent directors under these standards based on its review of all relevant facts and circumstances, including those detailed below.

In making its determination regarding independence, the Board considered Mr. Decker’s status as a principal and one of five general partners of Wingate Partners, a private equity fund that indirectly controls multiple portfolio companies through a multi-tiered ownership structure, including an environmental contractor in which Wingate Partners owns an approximate 60% beneficial equity interest and indirectly owns its general partner, and for which contractor Mr. Decker is one of three directors.  During 2011, this contractor provided approximately $103,000 of environmental services to the Company in the ordinary course of its business; however, the Board affirmatively determined that Mr. Decker is an "independent director" within the meaning of the NYSE listing standards, given that his indirect beneficial ownership interest in the contractor of less than 2%, derived solely by virtue of his ownership in the private equity fund and its affiliates, did not interfere with his exercise of independent judgment as a director of the Company, together with the fact that he has never been an employee of the contractor, receives no direct distributions or compensation from the contractor, and the distributions he receives from Wingate Partners are not tied in any direct manner to the contractor’s financial performance.  Furthermore, the Company terminated its engagement of the contractor during 2011 and has determined not to engage the contractor for future projects as long as Mr. Decker serves as a Company director.

Also in connection with its independence determinations, the Board considered less than $5,000 paid by the Company after August 1, 2011 to the law firm of which Mr. Beatty is chairman and a shareholder, and affirmatively determined that Mr. Beatty is an “independent director” within the meaning of the NYSE listing standards, given the amount of legal fees paid, the nature of the engagement and the circumstances under which they were paid, including that Mr. Beatty did not perform any of the legal services, the size of the law firm and its specialization in the matters involved.  The law firm performed carryover oil and gas operational and litigation work after the August 1, 2011 acquisition by the Company of operating control of the Riley Ridge field from an oil and gas company that had originally engaged Mr. Beatty’s firm to perform oil and gas work related to the Riley Ridge field, which the Company acquired in two stages in October 2010 and August 2011.  The Company had no involvement in this engagement of Mr. Beatty’s firm, and only assumed operational control of Riley Ridge field on August 1, 2011, and his firm did not represent either party in the Riley Ridge acquisition transaction.  Other than this carryover of ongoing work, after the Company’s August 1, 2011 acquisition the retention of Mr. Beatty’s firm ended and the Company determined not to engage his firm for future work as long as Mr. Beatty serves as a Company director.  To avoid any appearance of conflict or issues associated with audit committee independence, Mr. Beatty resigned from the Audit Committee during the fourth quarter.

Code of Conduct and Ethics

The Company has a code of conduct and ethics that applies to its officers, employees and directors.  This code assists employees in resolving ethical issues that may arise in complying with Denbury's policies.  The Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Vice President and Chief Accounting Officer are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer.  The purpose of these codes is to promote, among other things:

•	ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate and timely disclosure in filings with the United States Securities and Exchange Commission ("SEC") and in other public disclosures;

•	compliance with the law and other regulations;

•	protection of the Company's assets;

•	compliance with insider trading policies; and

•	prompt internal reporting of violations of the codes.

Both of these codes are available on the Company's website at www.denbury.com, under the "Investor Relations — Corporate Governance" link.  The Company will provide a printed copy of these codes, free of charge, to stockholders upon request to Jack Collins, Executive Director, Investor Relations at our company headquarters.  Any waiver of these codes with respect to executive officers and directors of the Company may be made only by the Board and will be disclosed to stockholders on the Company's website, along with any amendments to these codes.

Related Party Transaction Policy

Under the Company's related party transaction policy adopted in February 2007 and amended in 2011, information about transactions involving related persons is to be approved by the Nominating/Corporate Governance Committee.  Related parties are the Company's directors and executive officers, as well as their immediate family members, beneficial owners that hold 5% or more of our common stock, and their immediate family members.  If the determination is made that a related party has a material interest in any Company transaction, then the Nominating/Corporate Governance Committee would review the transaction, approve or ratify it, and the transaction would be required to be disclosed in accordance with the SEC rules.  The written policy relating to the Nominating/Corporate Governance Committee's review and approval of related party transactions is available on the Company’s website at www.denbury.com, under the "Investor Relations — Corporate Governance" link.  The Company will provide a printed copy of the related party transaction policy, free of charge, to stockholders upon request to Jack Collins, Executive Director, Investor Relations at our company headquarters.

In January 2012, after approval of the transaction by the independent directors of the Board, the Company entered into a definitive agreement with Petro Harvester Gulf Coast Holdings, LLC, a subsidiary of Petro Harvester Operating Company, LLC, of which Gareth Roberts is non-executive Chairman of the Board, to sell certain non-core oil and gas assets primarily located in Mississippi and Louisiana to that entity for $155 million.  The Company received a competing bid from another third-party for a larger group of properties, including the properties ultimately agreed to be sold.  Mr. Roberts did not participate in the negotiation of the transaction for either party, nor did he participate in any of the Company’s or the Board’s deliberations regarding this property sale.  Additionally, in February 2012, the Company entered into a sublease with Petro Harvester Operating Company, LLC to sublet to them vacant office space in the Company’s former headquarters which it vacated in December 2010.  The sublease covers 16,600 square feet for a primary term of four years and five months commencing in March 2012, another 16,600 square feet commencing March 2013, and contains an option to extend the sublease for three years at the end of the primary term.   The sublease calls for aggregate base rental payments of $2.3 million over the primary term.

Communication with the Board

The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board.  All parties wishing to communicate with the Board should address letters to:

Denbury Resources Inc.
Attn: Corporate Secretary
5320 Legacy Drive
Plano, TX 75024

In addition, interested parties may e-mail the Corporate Secretary and Board members at: secretary@denbury.com.  All such communications will be forwarded by the Corporate Secretary directly to the Board.

Wieland Wettstein, our Chairman of the Board, is the presiding director at the meetings of non-management directors.  To contact him, please address your letters to:

Denbury Resources Inc.
Attn: Chairman of the Board of Directors
5320 Legacy Drive
Plano, TX 75024

Identification of Director Candidates

Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board.  The Nominating/Corporate Governance Committee has not established a specific minimum or maximum age, education, years of experience or specified types of skills for potential director candidates, but in general, consideration is given to the candidates’ business and professional backgrounds, and the committee seeks candidates with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board's ability to serve the long-term interests of stockholders.  The Board and the Nominating/Corporate Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board.  The Board defines diversity as differences of viewpoint, professional experience, education and skills such as serving on other public company boards, the balance of business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees.  Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position.  The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential director candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.

The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders in accordance with the Company’s bylaws.  For the 2013 annual meeting of stockholders, any such recommendation should be submitted in writing on or before [_________], to permit adequate time for review by the committee.  The recommendation should also provide the reasons supporting a candidate's recommendation, the candidate's qualifications, the candidate's consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary.  In addition, the stockholder should submit information demonstrating the number of shares he or she owns.  Stockholders may send recommendations for director candidates to the address listed above under Communication with the Board.  Stockholders who wish to nominate an individual to the Board must follow requirements of the Company's Bylaws and applicable SEC [and NYSE] rules and regulations.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES

The Board met 16 times during the year ended December 31, 2011, including telephone meetings. All directors attended at least 75% of the meetings held.  The Board took all other actions by unanimous written consent during 2011.  In addition, all directors attended at least 75% of all meetings of each of the committees on which they served.  Mr. Wettstein, Chairman of the Board, acted as chairman of each Board meeting.

At each in-person meeting, the Board holds an executive session with only the non-management Board members.  Mr. Wettstein, Chairman of the Board, was chosen by the independent Board members to chair these executive sessions.

The Company encourages the directors to attend the annual meeting of stockholders, but does not have a policy that all of the directors must be present.  All of the directors attended last year's annual meeting of stockholders.  The Board has an Audit Committee, Compensation Committee, Reserves and Health, Safety and Environment Committee and a Nominating/Corporate Governance Committee.

Audit Committee Report

The Audit Committee is currently comprised of three outside independent directors, Messrs. McMichael, Stein and Wettstein, with Mr. Stein currently acting as Chairman.  The purpose of the Audit Committee is to appoint, oversee, compensate and evaluate the Company's independent registered public accounting firm and the Company's internal audit function, and to provide assistance to the Board in fulfilling its oversight responsibility, including with respect to:

•	the integrity and quality of the Company's financial statements;

•	evaluation of the internal controls of the Company;

•	the performance of the Company's internal audit function and its independent registered public accounting firm;

•	the independent registered public accounting firm's qualifications and independence;

•	compliance by the Company with legal and regulatory requirements; and

•	evaluating whether the Company has effective processes for business risk assessment and risk management.

The Audit Committee meets regularly with financial management, the Company's Director of Internal Audit and the independent registered public accounting firm to review financial reporting and accounting and financial controls of the Company.  The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent registered public accounting firm.  The Director of Internal Audit and independent registered public accounting firm all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions.  The Audit Committee has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and has the power to initiate or supervise any special investigations it may choose to undertake.  Each year, the Audit Committee recommends to the Board an independent registered public accounting firm.  The Audit Committee met eight times during 2011, including telephone meetings.

The NYSE and the SEC have adopted standards with respect to independence and financial experience of the members of the Audit Committee.  The standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements.  Additionally, at least one member of the committee must be deemed to be the "audit committee financial expert."  The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions.  Such knowledge is to have been obtained through past education and experience in positions of financial oversight.  Both Mr. Stein and Mr. Wettstein have such experience and have been designated as "audit committee financial experts."  All members of the Audit Committee satisfy the criteria for both independence and experience.

The Audit Committee reports to the Board on its activities and findings.  The Board adopted a written charter for the Audit Committee in 2000 and last amended it in March 2012 to incorporate changes in several administrative provisions.  The charter is available on our website at www.denbury.com under the "Investor Relations — Corporate Governance" link.  We will send stockholders a printed copy of the Audit Committee charter, free of charge, upon request to Jack Collins, Executive Director, Investor Relations at our company headquarters.

The Audit Committee reports as follows with respect to the Company's 2011 audited financial statements:

•	The Committee reviewed and discussed with management the Company's 2011 audited financial statements;

•
The Committee discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, as modified or supplemented, which include matters related to the conduct of the audit of the Company's financial statements;

•
In accordance with the applicable requirements of the Public Company Accounting Oversight Board, the Committee has received written disclosures and the letter from the independent registered public accounting firm in accordance with its communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from Denbury;

•	The Committee reviewed the Company's adherence to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations;

•
Based on review and discussions of the Company's 2011 audited financial statements, including management's discussion and analysis of financial condition and results of operations, with management and the independent registered public accounting firm, the Audit Committee approved Denbury's audited financial statements and management's discussion and analysis of financial condition and results of operations for inclusion in the Company's 2011 Annual Report on Form 10-K; and

•	The Committee performed other matters as set forth in the Audit Committee Charter.

The Audit Committee
Randy Stein, Chairman
Gregory L. McMichael
Wieland F. Wettstein

Compensation Committee

The Compensation Committee is comprised of four outside independent directors, Ms. Sugg and Messrs. Decker, Meyers, and McMichael, with Mr. McMichael acting as its Chairman.  The purpose of the Compensation Committee is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer equity and other compensation and benefit plans, including:

•
recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•
reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer's compensation and evaluating the Chief Executive Officer's performance in light of these goals, and determining and recommending to the Board his compensation in light of this evaluation as well as reviewing and setting compensation details of all key senior executives and corporate officers on an annual basis;

•	recommending to the Board the adoption or amendment of the Company's equity-based and other incentive compensation plans, and approving, administering and granting awards under these plans; and

•
reviewing and discussing with management the compensation discussion and analysis and preparing and publishing an annual report on executive compensation, both of which are included in this proxy statement.

During the fourth quarter of each year, management reviews the entire Company's compensation, based on recommendations from their subordinate managers and supervisors, and makes a proposal to the Compensation Committee for its review and approval.  The Compensation Committee met six times during 2011.  The specific responsibilities of the Compensation Committee are identified in its charter, which is available on the Company's website at www.denbury.com under the "Investor Relations - Corporate Governance" link.  We will send stockholders a printed copy of the Compensation Committee charter, free of charge, upon request to Jack Collins, Executive Director, Investor Relations at our company headquarters.

Reserves and Health, Safety and Environment (“HSE”) Committee

The Reserves and HSE Committee oversees the Company's independent petroleum engineers and reviews the Company’s safety policies, practices and procedures.  The Reserves and HSE Committee currently consists of Messrs. Heather, Decker, McMichael, Meyers and Greene, with Mr. Heather acting as chairman.  Mr. Heather will not be standing for reelection to the Board; therefore, it is planned that Mr. Meyers will become chairman of the Reserves and HSE Committee upon completion of Mr. Heather’s board term in May 2012.  The purpose of the Reserves and HSE Committee is to provide assistance to the Board in fulfilling its oversight responsibility with respect to:

•	the performance of the Company's independent petroleum engineer;

•	the independent petroleum engineer's qualifications and independence;

•	the calculation and reporting of the Company's oil and natural gas reserves; and

•	reviewing the Company’s safety policies, practices and procedures relative to catastrophic problems and high risk areas.

The Reserves and HSE Committee met four times during 2011.  The specific responsibilities of the Reserves and HSE Committee are identified in its charter, which is available on the Company's website at www.denbury.com under the "Investor Relations — Corporate Governance" link.  We will send stockholders a printed copy of the Reserves and HSE Committee charter, free of charge, upon request to Jack Collins, Executive Director, Investor Relations at our company headquarters.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is currently comprised of Ms. Sugg and Messrs. Beatty and Stein, with Mr. Beatty acting as chairman.  All of the members of the Nominating/Corporate Governance Committee are independent under the NYSE corporate governance listing standards.  The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•	seeking to maintain the independence and quality of the Board through an annual self-evaluation and compliance with applicable laws and regulations for each director and committee member;

•	developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

•	monitoring and developing the necessary training for new and existing Board members;

•	recommending to the Compensation Committee director compensation and benefits for directors on an annual basis;

•	reviewing related party transactions;

•	reviewing the Company's proxy statement prior to its publication; and

•	compliance with the Company's code of conduct and ethics.

The Nominating/Corporate Governance Committee met four times during 2011.  The specific responsibilities of the Nominating/Corporate Governance Committee are identified in its charter, which is available on the Company's website at www.denbury.com under the "Investor Relations — Corporate Governance" link.  We will send stockholders a printed copy of the Nominating/Corporate Governance Committee charter, free of charge, upon request to Jack Collins, Executive Director, Investor Relations at our company headquarters.  Also, see Identification of Director Candidates.

COMPENSATION OF DIRECTORS

Directors' Fees

We provide both cash and equity compensation to all of our non-employee directors so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to promote an identity of interest between our directors and you, our stockholders.

In 2011, our directors were paid an annual retainer fee of $60,000 plus $2,000 per Board meeting attended, $1,000 per telephone conference attended and $1,000 for non-committee meetings or conferences attended as part of their duties as a Board or committee member.  The Board meeting attendance fees also apply to any committee meeting if they occur on a different date than the Board meetings.  We also reimburse our non-employee directors for out-of-pocket travel expenses in connection with each Board meeting attended.  The Chairman of the Compensation Committee is also paid an additional fee of $12,000 per year, and the Chairman of the Board is paid an additional fee of $100,000 per year.  The Chairman of the Audit Committee is paid an additional fee of $30,000 per year and all Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee.  Directors may also receive an additional $5,000 per year fee for performing special services and directors are eligible to participate in our medical, dental, vision and life insurance programs.  In January 2011, each director (except Mr. Rykhoek) received 6,961 shares of restricted common stock (an approximate value of $130,240) that vested in January 2012, one year from the date of grant.  Mr. Roberts, in addition to receiving the same compensation as other directors, is paid $35,000 per year for his services as an employed geological advisor.

The Nominating/Corporate Governance Committee hired Meridian Compensation Partners, LLC (“Meridian”) in 2011 to perform a director compensation review utilizing a comparable peer group of companies utilized for the 2011 executive compensation review (see further discussion at Executive Compensation – Compensation Discussion and Analysis – Independent Compensation Consultant).  Based on the analysis prepared by Meridian, the Nominating/Corporate Governance Committee recommended that board compensation for 2012 remain approximately the same as 2011, with targeted compensation slightly below the 50th percentile level of the anticipated peer group’s board compensation levels.

In January 2012, each director (except Mr. Rykhoek and Mr. Meyers) received 7,586 shares of restricted common stock (an approximate value of $131,000) that vest one year from the date of grant.  Mr. Meyers received 3,713 shares of restricted common stock in January 2012 due to the fact that he received a full year’s award when he joined the Board in July 2011 and this reduced award equalizes his compensation with that of the other directors for 2012.  Also, in contemplation of Mr. Heather’s retirement from the Board in 2012, his grant of restricted stock in January 2012 will vest on a pro rata basis based on the portion of the year he serves on the Board.  The Company has established stock ownership guidelines for its directors (see Executive Compensation — Compensation Discussion and Analysis — Objectives and Philosophy).  All restricted shares vest upon death, disability or a change of control.

We adopted a Director Compensation Plan effective July 1, 2000, for a term of ten years, and amended the plan in May 2005 to remove any deferred compensation aspects of the plan, which aspects had not been used by any director since its adoption.  The Board further amended the plan in February 2009 to extend the term of the plan for an additional five years to July 2015.  The Director Compensation Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock.  The number of shares issued to a director who elects to receive shares of common stock under the Director Compensation Plan is calculated by dividing the director fees to be paid to such director by the closing price of the Company's common stock on the date the fees are payable, which is the last day of each quarter.  We have reserved 400,000 shares for issuance under the Director Compensation Plan, for directors who elect to receive their compensation in stock, and as of February 29, 2012, had 190,685 shares remaining available under the plan.

2011 Director Compensation Table

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Wieland F. Wettstein	$197,000	$130,240	$398	$327,638
Michael L. Beatty(4)	107,008	130,240	15,189	252,437
Michael B. Decker(4)	90,991	130,240	398	221,629
Ronald G. Greene(4)	87,005	130,240	398	217,643
David I. Heather	108,478	130,240	15,189	253,907
Gregory L. McMichael	111,522	130,240	22,360	264,122
Gareth Roberts(5)	87,000	130,240	22,360	239,600
Phil Rykhoek(6)	—	—	—	—
Randy Stein	127,000	130,240	22,121	279,361
Kevin O. Meyers(4) (7)	49,195	130,241	199	179,635

(1)
Represents fees earned for services as a director during 2011, including the annual base retainer fee and chairmanship or membership fees associated with service on the Board or any committee of the Board.

(2)
Represents the fair value of restricted common stock granted during 2011, which was the fair market value of the stock on the date of grant.  These awards include awards made pursuant to our 2004 Omnibus Stock and Incentive Plan (“2004 Plan”).  Further discussion regarding the underlying awards is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(3)
Represents insurance premiums paid for medical, dental, vision and/or life insurance coverage.  Medical insurance premiums were $13,597 for Messrs. Beatty and Heather and $20,071 for Messrs. McMichael, Roberts and Stein.

(4)
Fees earned represent amounts paid in cash or stock pursuant to our Director Compensation Plan.  Mr. Beatty received 6,672 shares of stock in lieu of $107,008 in cash.  Mr. Decker received 5,723 shares of stock in lieu of $90,991 in cash.  Mr. Greene received 5,471 shares of stock in lieu of $87,005 in cash.  Mr. Meyers received 1,879 shares of stock in lieu of $24,586 in cash.

(5)	The compensation above does not include Mr. Roberts’ $35,000 per year annual salary for being employed as geological advisor to the Company.

(6)
Mr. Rykhoek, President and Chief Executive Officer of Denbury, is not compensated separately for serving as a director.  All compensation paid to Mr. Rykhoek is reported in the Summary Compensation Table on page 47.

(7)	Mr. Meyers joined Denbury’s Board in July 2011.

Director Outstanding Equity Awards at Year-End 2011

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Director	Exercisable	Unexercisable

Wieland F. Wettstein	12,000		$6.9275	1/3/2015
	6,000		13.5150	2/22/2016
	6,489		12.9700	1/2/2016
	4,515		16.1500	3/11/2017
					6,961	(1)	$105,111

Michael L. Beatty	6,489		$12.9700	1/2/2016
	4,515		16.1500	3/11/2017	2,400	(2)	$36,240
					6,961	(1)	105,111

Michael B. Decker	6,489		$12.9700	1/2/2016
	4,515		16.1500	3/11/2017
					2,400	(2)	$36,240
					6,961	(1)	105,111

Ronald G. Greene	12,000		$6.9275	1/3/2015
	6,000		13.5150	2/22/2016
	6,489		12.9700	1/2/2016
	4,515		16.1500	3/11/2017
					6,961	(1)	$105,111

David I. Heather	12,000		$6.9275	1/3/2015
	6,000		13.5150	2/22/2016
	6,489		12.9700	1/2/2016
	4,515		16.1500	3/11/2017
					6,961	(1)	$105,111

Gregory L. McMichael	12,000		$6.9275	1/3/2015
	6,000		13.5150	2/22/2016
	6,489		12.9700	1/2/2016
	4,515		16.1500	3/11/2017
					6,961	(1)	$105,111

Kevin O. Meyers					6,913	(3)	$104,386

Gareth Roberts (4)					6,961	(1)	$105,111

Phil Rykhoek (5)

Randy Stein	12,000		$6.7625	1/21/2015
	6,000		13.5150	2/22/2016
	6,489		12.9700	1/2/2016
	4,515		16.1500	3/11/2017
					6,961	(1)	$105,111

(1)	These shares of restricted common stock cliff vested 100% on January 7, 2012, one year after the date of grant.

(2)
These shares of restricted common stock vest on December 12, 2012.  In addition to the foregoing vesting provisions, all of these unvested shares will vest upon a holder’s death or disability or a change of control of the Company.

(3)
These shares of restricted common stock cliff vest 100% on July 12, 2012, one year after the date of grant.  In addition to the foregoing vesting provisions, all of these unvested shares will vest upon a holder’s death or disability or change of control of the Company.

(4)
Mr. Roberts outstanding equity awards presented herein reflect awards Mr. Roberts received as compensation for serving as a member of the Board and do not include awards retained by Mr. Roberts which he received when serving as Chief Executive Officer of the Company prior to his resignation from that office in 2009.

(5)
Mr. Rykhoek, President and Chief Executive Officer of Denbury, is not compensated separately for serving as a director.  All compensation paid to Mr. Rykhoek is reported in the Summary Compensation Table on page 47.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 29, 2012, the stockholders of which we are aware that beneficially owned more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group, to our knowledge solely based upon public filings.  Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held.  The table includes shares (associated with stock options or stock appreciation rights (“SARs”)) that were acquirable within 60 days following February 29, 2012 under our 1995 Plan and 2004 Plan.

	Beneficial Ownership of
	Common Stock as of
	February 29, 2012
			Percent of
Name and Address of			Shares
Beneficial Owner	Shares		Outstanding

Wieland F. Wettstein	237,689	(1)(2)	*
Michael L. Beatty	74,108	(3)	*
Michael B. Decker	68,328	(3)	*
Ronald G. Greene	4,049,147	(1)(4)	1.0%
David I. Heather	116,339	(1)(5)	*
Gregory L. McMichael	66,539	(1)	*
Kevin O. Meyers	13,183	(6)	*
Gareth Roberts	2,153,279	(7)(8)	*
Randy Stein	101,601	(1)	*
Laura A. Sugg	7,586	(9)	*
Phil Rykhoek	850,411	(10)(11)	*
Mark C. Allen	682,910	(10)	*
Robert L. Cornelius	361,380	(10)	*
Craig McPherson	70,087	(10)	*
H. Raymond Dubuisson	339,685	(10)	*
All of the executive officers and directors as a group (17 persons)	9,376,329	(12)	2.4%
Capital World Investors	48,595,800	(13)	12.4%
333 South Hope Street
Los Angeles, California 90071
Blackrock, Inc	26,388,544	(14)	6.8%
40 East 52nd Street
New York, New York 10022
RS Investment Management Co. LLC	23,539,759	(15)	6.0%
388 Market Street, Suite 1700
San Francisco, California 94111
The Vanguard Group, Inc.	22,120,651	(16)	5.7%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Wellington Management Company, LLP	20,634,006	(17)	5.3%
280 Congress Street
Boston, Massachusetts 02210

(1)
Includes (a) 7,586 shares of unvested restricted common stock which will vest on January 6, 2013, (b) 12,000 stock options that are currently exercisable and (c) 17,004 SARs that are currently exercisable.  In addition to the foregoing vesting provisions, all of these awards will vest upon a holder’s death or disability or a change of control of the Company.

(2)	Includes 90,072 shares of common stock held by Mr. Wettstein’s spouse.

(3)
Includes (a) 2,400 shares of unvested restricted common stock which vest on December 12, 2012, (b) 7,586 shares of unvested restricted common stock which vest on January 6, 2013 and (c) 11,004 SARs that are currently exercisable.  All of these awards will vest upon a holder’s death or disability or a change of control of the Company.

(4)
Includes 80,600 shares of common stock held by Mr. Greene’s spouse in her retirement plan and 2,736,012 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene.  Mr. Greene’s shares held by Tortuga Investment Corp. include 90,000 shares that are pledged as security.

(5)	Includes 72,788 shares of common stock held in a family trust of which Mr. Heather is a trustee.

(6)	Includes (a) 6,913 shares of unvested restricted common stock which will vest on July 12, 2012 and (b) 3,713 shares of unvested restricted common stock which will vest on January 6, 2013.

(7)
Includes 183,320 shares of common stock held by a corporation which is solely owned by Mr. Roberts, 8,912 shares held by his spouse and 1,000 shares held by his minor child.  Mr. Roberts has 1,512,497 shares pledged as security.

(8)
Includes (a) 341,465 stock options and SARs that are currently exercisable or that become exercisable within 60 days from February 29, 2012, (b) 54,128 shares of unvested restricted common stock which vested on March 31, 2012, (c) 65,800 shares of unvested restricted common stock which vest on November 22, 2012 and (d) 7,586 shares of unvested restricted common stock which vest on January 6, 2013.   In addition to the foregoing vesting provision, all of these shares will vest upon the holder’s death or disability or a change of control of the Company.

(9)	Includes 7,586 shares of unvested restricted common stock which vest on January 6, 2013.

(10)
Includes the following shares of common stock (as shown in the table below) for each respective individual which they respectively have the right to acquire pursuant to (a) stock options and SARs that are currently exercisable or that become exercisable within 60 days from February 29, 2012,  (b) shares of performance-based stock for which the performance criteria have been met and which vested on March 31, 2012, (c) shares of unvested restricted common stock which vest on the dates listed or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant and (d) shares of unvested restricted common stock that vest ratably between January 31, 2013 and the date the officer becomes retirement eligible, which is upon the officer reaching a retirement age between the ages of 60 and 65, depending on length of service.  In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company, with the exception of the shares that vest on March 31, 2011; March 31, 2012 and March 31, 2013 for Messrs. Rykhoek, Allen and Dubuisson.  These amounts only include shares related to performance-based awards if the performance period is complete.

		Phil	Mark C.	Robert	Craig	H. Raymond
		Rykhoek	Allen	Cornelius	McPherson	Dubuisson
Stock Options and Stock Appreciation Rights	(a)	152,314	161,145	80,385	—	179,440
Performance-based Awards - Vested on March 31, 2012	(b)	22,697	13,467	13,467	—	5,387
Unvested Restricted Stock - Vested on March 31, 2012	(c)	34,937	29,524	34,937	—	—
Unvested Restricted Stock - Vesting on May 1, 2012	(c)	—	—	—	16,666	—
Unvested Restricted Stock - Vesting on June 30, 2012	(c)	3,395	1,245	—	—	—
Unvested Restricted Stock - Vesting on March 31, 2013	(c)	38,387	26,658	26,658	—	—
Unvested Restricted Stock - Vesting on May 1, 2013	(c)	—	—	—	16,667	—
Unvested Restricted Stock - Vesting on March 31, 2014	(c)	40,530	24,048	24,048	—	—
Unvested Restricted Stock - Vesting on May 1, 2014	(c)	—	—	—	16,667	—
Unvested Restricted Stock - Vesting on March 31, 2015	(c)	43,910	26,053	26,053	17,487	10,422
Unvested Restricted Stock - Retirement Vesting	(d)	136,112	96,332	—	—	—
Total		472,282	378,472	205,548	67,487	195,249

(11)	Mr. Rykhoek has 223,583 shares pledged as security for a personal credit line under which $375,000, plus accrued interest was drawn as of March 15, 2012.

(12)
Our executive officers are those officers who, as of March 15, 2012, fall within the definition of Rule 16a-1(f) of the Securities and Exchange Act of 1934, and include our named executive officers and our Chief Accounting Officer and General Counsel.  Shares beneficially owned by these executive officers and directors as a group include (a) 1,129,817 shares of common stock which the executive officers and directors as a group have the right to acquire pursuant to stock options or SARs which are currently exercisable or which become exercisable within 60 days from February 29, 2012, (b) 987,763 shares of restricted stock which vest over time, and (c) 60,405 shares to be issued pursuant to performance-based awards (i) for which the performance period has lapsed and (ii) that will vest within 60 days of February 29, 2012.  The maximum number of shares at February 29, 2012 that could be issued to executive officers pursuant to performance share awards for which the performance period has not lapsed is 134,344 shares.

(13)
Information based on Schedule 13G/A filed with the SEC on February 10, 2012.  Capital World Investors claims sole power to vote or to direct the vote of 48,595,800 shares and sole power to dispose or to direct the disposition of 48,595,800 shares.

(14)
Information based on Schedule 13G/A filed with the SEC on February 13, 2012.  BlackRock, Inc. claims sole power to vote or to direct the vote of 26,388,544 shares and sole power to dispose or to direct the disposition of 26,388,544 shares.

(15)
Information based on Schedule 13G filed with the SEC on February 9, 2012.  RS Investment Management Co. LLC claims shared voting power of 22,908,198 shares and shared dispositive power of 23,539,759 shares.

(16)
Information based on Schedule 13G filed with the SEC on February 8, 2012.  The Vanguard Group, Inc. claims sole voting power to vote or direct the vote of 562,001 shares, sole power to dispose or to direct the disposition of 21,558,650 shares and shared dispositive power of 562,001 shares.

(17)
Information based on Schedule 13G filed with the SEC on February 14, 2012.  Wellington Management Company, LLP claims shared voting power of 9,177,356 shares and shared dispositive power of 20,634,006 shares.

MANAGEMENT

The names of our officers, the offices held by them and the period during which such offices have been held are set forth below.  Each officer holds office until his successor is duly elected and qualified in accordance with our Bylaws.

Name	Age	Position
Phil Rykhoek	55	Director, President and Chief Executive Officer
Mark C. Allen	44	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Robert L. Cornelius	57	Senior Vice President – CO2 Operations and Assistant Secretary
Craig McPherson	53	Senior Vice President – Production Operations
Dan E. Cole	59	Vice President – Marketing and Business Development
Bradley A. Cox	50	Vice President – Planning, Reserves and Technology
Greg Dover	59	Vice President – Operations Excellence
H. Raymond Dubuisson	61	Vice President – Legal and Assistant Secretary
John Filiatrault	46	Vice President – CO2 Supply and Pipelines
Charlie Gibson	53	Vice President – West Region
Jeff Marcel	50	Vice President – Drilling and EOR Facilities Engineering/Construction
James Matthews	50	Vice President and General Counsel, and Secretary
Steve McLaurin	45	Vice President and Chief Information Officer
Alan Rhoades	47	Vice President and Chief Accounting Officer
Barry Schneider	49	Vice President – North Region
Whitney Shelley	44	Vice President and Chief Human Resources Officer
Phil Webb	53	Vice President – East Region

Set forth below is a description of the business experience of each of our current officers.

Phil Rykhoek is a director and President and Chief Executive Officer of Denbury.  Biographical information for Mr. Rykhoek is included under Proposal One – Election of Directors.

Mark C. Allen, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary.  Mr. Allen served as Vice President and Chief Accounting Officer until June 30, 2009.  Before joining Denbury in April 1999, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999.  Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.  Mr. Allen also served as a director of Genesis Energy, L.P. between June 2006 and February 2010 and Encore Energy Partners GP LLC between August 2010 and December 2010.

Robert L. Cornelius, Senior Vice President – CO2 Operations and Assistant Secretary, is an engineer and has over thirty years of relevant industry experience.  Before joining us in September 2006, Mr. Cornelius was Vice President of Operations with J.M. Huber Corporation, a large privately-owned company, beginning his employment there in 1982.  Mr. Cornelius graduated from The University of Texas with a Bachelor of Science degree in Petroleum Engineering in 1977.  Mr. Cornelius served as a director of Encore Energy Partners GP LLC between August 2010 and December 2010.

Craig McPherson, Senior Vice President – Production Operations, joined Denbury in May 2011.  Prior to joining Denbury, he was employed for 30 years with ConocoPhillips in a variety of managerial and technical roles.  His role immediately prior to joining Denbury was as General Manager – Gulf Coast Business Unit, where he directed ConocoPhillips’ technical, operational and business activities in the Gulf Coast region of the U.S.  He had previous managerial roles in the U.S., Canada, Middle East and Russia.  A native of Louisiana and Oklahoma, Mr. McPherson earned his B.S. in Mechanical Engineering from Oklahoma State University in 1981.

Dan E. Cole, Vice President – Marketing and Business Development, joined us in October 2006.  Prior to joining Denbury, Mr. Cole was Director of the Mississippi/Alabama Business Unit for Plains Marketing, LP, since April 2004, and Manager, Gulf Coast Region for EOTT Operating, for the prior eight years before its being acquired by Plains Marketing.  Mr. Cole has 30 years of marketing, transportation and supply experience in the natural gas and crude oil industry.  Mr. Cole received his Bachelor of Business Administration degree from Texas A&M University in 1974.

Bradley A. Cox, Vice President – Planning, Reserves and Technology, joined us in January 1999.  Prior to joining Denbury, Mr. Cox was employed with National Energy Group for two years where he was responsible for reserves and acquisitions, and was employed by Enserch Exploration, Inc. for 11 years in various onshore and offshore engineering positions.  Mr. Cox received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1985.

Greg Dover, Vice President – Operations Excellence, has been with Denbury for 15 years in various operations roles.  Prior to coming to Denbury, Mr. Dover had previous experience with Coho Resources, Graham Resources and Petro-Lewis Corporation in various operations and reservoir engineering positions.  Mr. Dover is a registered Professional Engineer in the State of Texas and received his Bachelor of Science degree in Petroleum Engineering from the University of Wyoming in 1979.  Mr. Dover is planning to retire from the Company at the end of August 2012.

H. Raymond Dubuisson, Vice President – Legal and Assistant Secretary, joined Denbury in July 2002.  Prior to joining Denbury, Mr. Dubuisson was a practicing oil and gas attorney in the Houston area primarily involved in exploration and production transaction work, preparation of title opinions, and negotiation and preparation of acquisition and divestiture agreements.  He is licensed to practice law in the State of Texas, and has previously served as Vice President of Land for Weber Energy Corporation and Quanah Petroleum in Dallas, as Gulf Coast District Land Manager for Aminoil in Houston, and as Landman for Chevron in New Orleans.  Mr. Dubuisson retired from the Company at the end of March 2012.

John Filiatrault, Vice President – CO2 Supply & Pipelines, joined Denbury in June 2010. Prior to joining the Company, his career spanned 23 years in the energy industry with Natural Gas Pipeline Company of America, El Paso Corporation and Kinder Morgan in a variety of assignments relating to engineering and operations. His most recent assignments were Director, Risk Engineering and Director of Gas Pipeline Operations with Kinder Morgan.  Mr. Filiatrault received his Bachelor of Science degree in Civil Engineering from Valparaiso University in 1988, and his MBA from Samford University in 2001.

Charlie Gibson, Vice President – West Region, is a registered Professional Engineer, who joined us in September 2002.  Mr. Gibson served as Vice President, Reservoir Engineering, from August 1, 2007 to March 31, 2008.  Prior to joining Denbury, Mr. Gibson was employed as a manager with Coho Resources for six years and employed by Sun/Oryx for 14 years in various reservoir and production engineering positions.  Mr. Gibson received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1981.

Jeff Marcel, Vice President – Drilling and EOR Facilities Engineering/Construction, joined Denbury in 1996 and served in a variety of operational roles prior to his promotion to Vice President – Drilling in March 2010.  Prior to joining Denbury, Mr. Marcel worked for Hunt Petroleum Corporation, Rosewood Resources Inc. and Placid Oil Company in various onshore and offshore engineering and management positions.  Mr. Marcel received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1983.

James Matthews, Vice President and General Counsel, and Secretary, joined Denbury in January 2012.  Prior to joining Denbury, Mr. Matthews was a partner for 11 years at Vinson & Elkins LLP, most recently serving as Managing and Administrative Partner of Vinson & Elkins’ Tokyo office.  Mr. Matthews has represented public and private companies and a range of financial entities in connection with a wide variety of commercial and corporate transactions in the United States and Asia, with a primary focus on oil and gas finance transactions.  Mr. Matthews holds a Bachelor of Arts degree from Vanderbilt University, a Master’s Degree from Ohio University and a Juris Doctor degree from Emory University School of Law.

Steve McLaurin, Vice President and Chief Information Officer, joined Denbury in January 2011.  Prior to joining Denbury, Steve was previously a partner with PricewaterhouseCoopers LLP, IBM and SolomonEdwardsGroup.  Steve brings with him over 20 years of experience working with leading organizations and helping them manage their information technology solutions.  He started his career as a systems analyst at General Dynamics.  Steve holds a Bachelor of Science degree in Computer Science from Evangel University and is a Certified Information Systems Auditor (CISA).

Alan Rhoades, Vice President and Chief Accounting Officer, is a Certified Public Accountant.  Before joining Denbury in July 2003, Mr. Rhoades was Assistant Controller for Amerada Hess Corporation from 2001 to 2003, and held that same position for Triton Energy Limited from 1996 until it was acquired by Amerada Hess Corporation in 2001.  Prior to joining Triton Energy Limited, Mr. Rhoades was a manager in the accounting firm of KPMG LLP.

Barry Schneider, Vice President – North Region, joined us in September 1999.  Prior to joining Denbury, Mr. Schneider was employed as a production engineer for Wiser Oil for six years and by Conoco for nine years in various production, engineering and operation positions.  Mr. Schneider received his Bachelor of Science degree in Natural Gas Engineering from Texas A&M Kingsville in 1985.

Whitney Shelley, Vice President and Chief Human Resources Officer, joined us in November 2009.  Prior to joining Denbury, she was Executive Vice President of Human Resources for Bank of America from 2004 until 2008, and prior to that was Senior Director Human Capital Business Solutions at Blockbuster.  Ms. Shelley achieved her Microsoft Certified Systems Engineer (MCSE) certification in 1994 and graduated with a Bachelor of Science degree from the University of North Texas in 1990.

Phil Webb, Vice President – East Region, joined us in January 2012.  Mr. Webb brings to Denbury over thirty years of upstream experience with ConocoPhillips in the United States, North Sea, Middle East, and Asia Pacific.  Most recently, Mr. Webb served ConocoPhillips as Vice President overseeing its operations in Indonesia.  In the United States, Mr. Webb’s roles included Manager – Field Development, Asset Manager – Gulf Coast business unit, and Exploration Manager – Gulf Region Shelf & Onshore.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals.  These targets and goals are disclosed in the limited context of Denbury's compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Denbury specifically cautions investors not to apply these statements to other contexts.

Executive Summary

During 2011, we had record levels of net income and cash flow from operations, demonstrating that our oil-focused strategy is working well.  We also solidified the expansion of our CO2 enhanced oil recovery strategy in the Rocky Mountain region through our acquisition of the remaining interest in Riley Ridge, which provided us control of those operations.  We also completed on schedule about one-half of our Greencore CO2 Pipeline in Wyoming, the completion of which is necessary to initiate our CO2 flood at Bell Creek Field by early 2013.  The results from our Bakken assets continued to improve throughout the year as we were able to recover from weather issues that impacted nearly all operators during the first half of 2011.  Our Bakken production nearly doubled from 2010 levels, from 4,480 barrels of oil equivalent per day (“BOE/d”) in 2010 to 8,788 BOE/d in 2011, and our proved reserves in the Bakken also doubled, increasing from 46.7 million barrels of oil equivalent (“MMBOE”) at year end 2010, to 93.9 MMBOE at year end 2011.

Although there were many positives in 2011, we also experienced some challenges primarily associated with our CO2 floods at our Heidelberg and Tinsley fields.  At Heidelberg we experienced conformance issues, which essentially means the CO2 was not moving through the reservoir in a consistent manner and therefore we were not getting CO2 to the desired locations.  In Tinsley, we experienced issues with wells that were improperly plugged by previous operators that forced us to slow down our CO2 injections and re-enter and properly plug those wells.  Due primarily to these issues, we fell short of achieving our overall Company production target and tertiary production target for the year.

As you read through this discussion on our executives’ compensation, you will see that a significant amount of our executives’ compensation is based on achieving targets related to production, production costs and reserve additions, performance objectives that are not directly impacted by oil and natural gas commodity prices.  Although the Company overall had a very profitable year, largely due to the significant increase in oil prices, the compensation for our executives was negatively impacted because certain performance objectives were not achieved.  Also, the discretionary bonus for our executive officers and all employees of the Company was paid out at 67% of target level, the lowest percentage the Company has paid out in many years.  We believe these reductions in compensation as detailed in the Summary Compensation Table are an indication that our compensation strategy aligns with Company performance and demonstrates how our executives’ compensation is impacted when performance objectives are not achieved.  The amounts disclosed in the Summary Compensation Table include the fair value of performance-based stock using the 100% target level on the date of grant.  If you adjust the total compensation in 2010 and 2011 by the number of performance-based shares that were actually earned, there is a direct correlation between our executive compensation and operational performance.  Total realized compensation of our ongoing named executive officers, excluding Craig McPherson, who was not with the Company in 2010, decreased 26% from 2010 to 2011.

In 2012, we have also instituted a new total shareholder return (“TSR”) compensation element for our executives, which we believe further aligns our executives’ compensation with the goals of our long-term shareholders.   Also in 2012, the Company intends to place more emphasis on individual performance and the achievement of individual goals, and as such, has announced a plan to allocate approximately 15% of the discretionary bonus currently determined solely by corporate performance to individual performance.  This same gradual change in compensation philosophy may, over time, impact additional elements of compensation of senior management (see discussion of how senior management’s compensation is determined under Compensation Components below).

In considering the compensation decisions of our named executive officers, the Compensation Committee of our Board of Directors (the “Committee”) noted that more than 97% of the stockholders that voted on the say-on-pay proposal of our executive officers at our 2011 annual meeting of stockholders voted in favor of the compensation of our named executive officers.  Because of the overwhelming support of this proposal, the Committee determined that no significant changes to our executive compensation policies and decisions were necessary at this time based on this say-on-pay vote of our stockholders.  The discussion below sets forth our philosophy regarding compensation of our named executive officers, the results of our analysis and the details supporting specific compensation decisions.

Objectives and Philosophy

Our compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual's level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance.

Our overall compensation philosophy is that:

•	we pay base salaries at the level to attract and retain outstanding talent, generally targeted at the median level of salaries of comparable companies;

•	long-term incentives are a significant focus of executive compensation;

•	we encourage all employees to be stockholders to better align their interests with those of our stockholders; and

•
we reward employees primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance; however, we believe it is important to differentiate compensation for our top and bottom performers and in 2012 we plan to place more emphasis on individual performance and the achievement of individual goals.

The components of our officer compensation consist of:

•	competitive base salaries;

•	a bonus plan rewarding the achievement of annual corporate and individual objectives;

•
stock-based compensation, of which one-third is comprised of restricted stock, one-third is comprised of SARs settled in stock, and one-third is comprised of performance-based stock (which for 2012 is one-half performance-based stock based on performance metrics and one-half based on a three-year relative TSR measure);

•
for our executive officers that are part of our senior management (Messrs. Rykhoek, Allen, Cornelius and McPherson), a performance-based cash award, effectively increasing the amount of compensation subject to meeting performance criteria; and

•	a stock purchase plan for all employees.

We believe that our overall program has proven to be an effective retention and motivation tool for our employees and management as evidenced by our low employee turnover ratio.  In spite of the highly competitive environment that currently exists in our industry and the demand for experienced personnel, our turnover rate has averaged only 5% per year during the last two years, excluding involuntary terminations.  We also believe that the combination of base salaries, discretionary annual bonuses, SARs, restricted stock and performance-based shares (and performance-based cash for members of our Executive Committee, see discussion of the Executive Committee at Compensation Discussion and Analysis – Objectives and Philosophy – Targeted Compensation below) provides a proper balance of compensation, with a significant component of the target compensation related to long-term equity awards.  We believe our equity awards align our executives' objectives with those of our stockholders, with approximately one-third of those equity awards (i.e., SARs) resulting in value to the executive only if the stock price increases and another one-third tied to specific corporate performance objectives (including TSR performance beginning in 2012).

We have a mix of vesting parameters associated with our equity awards, although for the executive officers, our annual recurring long-term awards of time-based vesting restricted stock and SARs vest approximately three years from the date of grant.  For performance-based stock awards utilizing specific performance metrics, beginning in 2009 we changed the performance period from a three-year period to a one-year performance period, which we believe is a better way to evaluate the results of these awards, as they are based on achieving annual performance targets.  In 2012, we initiated a new long-term performance award based on a calculation of TSR over a three-year period; thus, reducing the one-year vesting awards from one-third to one-sixth of total performance-based stock awards.

During 2008, our Board adopted stock ownership guidelines.  Under our stock ownership guidelines, all officers are expected to hold stock with a value equal to three times their annual base salary, and directors are expected to hold stock with a value of three times their annual cash compensation.  If an officer who is part of our Executive Committee or a director has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines provide that no shares of common stock can be sold by that officer or director (except in connection with tax withholding or a hardship exception granted by the Board) until such ownership levels are reached.  If an officer who is not part of our Executive Committee has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines provide that such officer must retain and hold at least one-third of any restricted shares that vest until such ownership levels are reached, unless a hardship exception is granted by the Board.

We do not currently have a policy providing for specific compensation penalties if we are required to restate our financial statements.  The only specific impact of this event would be a potential downward adjustment to our performance-based awards, not to exceed 25%, based on the subjective review by the independent directors of the Committee (see Performance-based Shares and Cash below), although such an event would also likely affect the more subjective cash bonuses awarded by the Committee each year, which considers overall Company performance, and would likely affect the value of the equity awards granted to our employees.  Section 954 of the Dodd-Frank Act requires the SEC to implement regulations requiring clawbacks of compensation from designated officers in the event of a financial restatement.  However, the Company has deferred taking action on these clawback provisions pending promulgation by the SEC of regulations under these Dodd-Frank Act provisions.

We believe it is important to have flexibility in designing our compensation programs in a manner that achieves our objectives.  Under U.S. federal income tax law, we cannot take a tax deduction for certain compensation in excess of $1 million per year paid to our named executive officers.  However, performance-based compensation, as defined in the Internal Revenue Code, is fully deductible as long as the programs are approved by the stockholders and meet other requirements.  We have designed certain aspects of our compensation program to meet performance-based compensation criteria and maximize our tax deductible compensation.  However, while we consider accounting and tax treatment of certain forms of compensation in the design of our compensation program, we choose to weigh all factors, and therefore we have not adopted a policy that limits our compensation options.

Although portions of our compensation program are performance based, we do not believe that our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company’s risk profile.

Independent Compensation Consultant

In the fall of each year, the Company reviews compensation for its executive officers and employees, with changes to compensation to be implemented early the following year.  During 2011, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant and to advise the Committee on 2012 compensation-related matters.  At the direction of the Committee, Meridian performed reviews related to the Company’s executive compensation in relation to its peer group.  Meridian’s reports provided the Committee with comparative data, analyses, conclusions and recommendations that the Committee used in making its compensation decisions in 2011, to go into effect in early 2012.  The data provided by Meridian was primarily taken from its proprietary data, public peer company proxy statements and other SEC filings.  The ultimate compensation decisions for our named executive officers are made by the Committee.  Other than the services mentioned above, performed at the request of the Committee, and an analysis of the Company’s Board of Directors’ compensation, prepared at the request of the Nominating/Corporate Governance Committee of the Board, Meridian provided no other services for the Company during 2011.  Meridian did not provide services to the Company prior to 2011.

For the 2010 compensation review, which determined compensation for 2011, the Committee engaged Longnecker and Associates (“Longnecker”) as its independent compensation consultant to assist in the Committee’s executive compensation review.  In prior years, the Committee used a combination of a broad-based industry survey and data obtained from a review of proxy materials from a selected group of our peer companies.  Management uses what we believe to be one of the more comprehensive compensation surveys for our industry.  This survey was prepared by Effective Compensation, Incorporated ("ECI"), and it was selected primarily because of its extensive listing of both employee positions and industry entities.  Since the survey includes almost all types of positions for an oil and natural gas exploration and production company, it is used to compare the base salaries, bonuses and long-term compensation of our employees.

Peer Survey Group Selection

In the fall of 2011, the Committee reviewed information prepared by the Company and Meridian related to the peer group (listed below) during its executive compensation review for evaluating compensation changes for 2012.  The peer companies were selected from independent publicly traded oil and gas companies with similar operations using several criteria, such as market capitalization, revenues, assets, enterprise value and production volumes.  Our peer group consisted of 14 companies in both 2011 and 2010.  The following lists contain our peer group companies for our 2011 and 2010 executive compensation reviews with changes noted below.  Our peer group was adjusted in 2011, based on the Committee’s review of relevant data and recommendation from Meridian.  The changes in the 2011 peer group were mainly due to the acquisition of Petrohawk Energy by another company in 2011, and adjustments resulting from the use of peer companies that were more comparable in size and business focus to that of Denbury.

2011 Compensation Review Peer Group	2010 Compensation Review Peer Group
Cabot Oil and Gas	Cabot Oil and Gas
Cimarex Energy	Cimarex Energy
Concho Resources (a)	Continental Resources
Continental Resources	EQT Corporation (b)
Newfield Exploration	Forest Oil (b)
Noble Energy	Newfield Exploration
Pioneer Natural Resources	Noble Energy
Plains Exploration & Production	Petrohawk Energy (b)
QEP Resources Inc (a)	Pioneer Natural Resources
Range Resources	Plains Exploration & Production
SM Energy (a)	Range Resources
Southwestern Energy	Southwestern Energy
Ultra Petroleum	Ultra Petroleum
Whiting Petroleum	Whiting Petroleum

(a)	Added to peer group in 2011.

(b)	Removed from peer group in 2011.

Targeted Compensation

Our 2011 peer group review included an analysis of the following major components:

•	base salary;

•	target and actual total cash;

•	long-term incentives; and

•	target and actual total direct compensation.

Based on the Committee’s review and consultation with Meridian, it determined that compensation of our executive officers for 2012 should approximate the 50th percentile of total compensation of the peer group, with the primary focus on long-term incentives.  This is a change from the prior year, when the Committee had targeted pay toward the 60th percentile for base salary and total compensation.  This change related to 2012 targeted compensation was made to return to the Company’s prior long-standing philosophy of paying around the 50th percentile and due to Denbury being one of the larger companies in our 2010 peer group.

Consistent with the Company's overall emphasis on team work, our senior management generally functions as an executive committee, which we refer to as our “Executive Committee.”  Our Executive Committee currently consists of Phil Rykhoek, President and Chief Executive Officer; Mark Allen, Senior Vice President and Chief Financial Officer; Robert Cornelius, Senior Vice President – CO2 Operations; and Craig McPherson, Senior Vice President – Production Operations, plus since late January 2012, James Matthews, Vice President and General Counsel, who was added to this group.  This group works together as a team and most significant corporate decisions are made as a group and therefore, we have had a less pyramidal compensation structure than most of our peers.  Consistent with this approach, compensation of our senior management has been more tightly bunched and more consistent among our senior management than at most of our peers, and there has been less variance between our CEO's salary and that of other members of our senior management.  Historically, when we compared our senior management's compensation to that of our peer group, we have emphasized the aggregate basis more than an individual basis.  However, our compensation consultant also provides data on an individual basis and we are planning on putting more emphasis on individual compensation and performance in the future, both at the top and throughout the Company, while still monitoring the aggregate compensation of the Executive Committee to make sure that our total compensation of senior management is in line with total compensation of senior management of our peer group.

For the latest compensation review in late 2011, in light of the Company’s addition of a new General Counsel position to replace the Vice President – Legal position held by Mr. Dubuisson who retired at the end of March 2012, we primarily focused on the aggregate compensation of the Executive Committee, which includes the top four executives of the Company, and for comparison purposes, included the proposed compensation for the new General Counsel position.  To allocate the compensation among our named executive officers, we compared the compensation of our Chief Executive Officer to the survey 50th percentile compensation of peer group chief executive officers, and the compensation of our three senior vice presidents, plus the new General Counsel position, to the survey 50th percentile compensation of the comparable executives of our peers.  As mentioned above and because of our approach, our named executive officers tend to have more equal compensation among the group than most of our peers and the compensation of our President and Chief Executive Officer tends to be lower than the chief executive officers of our peers.

Generally, we target our base salaries to be less than one-quarter of our executives' total compensation, so that a significant portion of the compensation is to be paid either through bonuses or long-term equity awards.  This means that all compensation components other than executives' base salaries will be based, to a significant degree, on Company performance.  Our compensation program also provides a mix of short-term and long-term incentives, with a heavier weighting towards long-term incentives.

Peer Comparison Results

The results of the compensation review, which consisted of a comparison of the 2011 compensation of our Executive Committee (Messrs. Rykhoek, Allen, Cornelius and McPherson, plus our new General Counsel), to the aggregate 2010 compensation of the top five reporting officers of our peer group, is summarized below, with each aspect of compensation discussed in more detail under the respective categories of compensation.  For purposes of showing the impact of performance-based awards, we have included the Denbury totals assuming performance at target levels and performance at the actual levels for 2011.

2011 Denbury Target and Actual Performance Compensation vs. Aged 2010 Peer Group Compensation

($ in thousands)	Base Salary	Cash Bonuses and Non-equity Incentive Comp	Total Cash Comp	Total Equity Comp	All Other Comp	Total Comp
Peer group 50th percentile	$2,215	$3,480	$5,695	$8,208	$416	$16,120
Denbury totals at target performance levels	2,171	3,719	5,890	7,124	353	13,367
Denbury totals at actual performance levels	2,171	2,315	4,486	6,080	353	10,919
Denbury % to peers at target performance	98%	107%	103%	87%	85%	83%
Denbury % to peers at actual performance	98%	67%	79%	74%	85%	68%

As shown above, the estimated 2011 target compensation of the Company’s executive officers included in our analysis equals approximately 83% of the 50th percentile of the top five officers in our peer group, and if the actual amount earned for 2011 performance-based awards is used instead of target, that percentage is reduced to approximately 68%.  As discussed above, the Committee determined that total compensation for the Company’s executive officers should be targeted at the 50th percentile.  Although the aggregate compensation of this group, and in particular, the individual compensation of the CEO, was less than the median of the peer group, pursuant to a recommendation by the CEO to the Committee, no significant compensation increases for 2012 were granted to the group and the only compensation change was a 4% increase to base salary, slightly less than the overall base salary increase for the rest of the Company’s employees.  This recommendation was made in light of the Company’s failure to meet several of its operational targets in 2011, evidenced in part by a stock performance payout of 56% on performance-based stock awards (see Results of Performance-based Equity and Cash Awards Vesting in 2012 below) and the lowest discretionary bonus paid in 10 years (see Compensation Components – Cash Bonus Plan below).

While the peer group data was used as a guideline in determining various aspects of our executives' compensation as discussed below, you should note that this is 2010 data that we have aged to reflect a 4% across-the-board increase, and therefore may not be completely representative of actual information.  It is not possible at this time to determine how compensation changed in 2011 or will change thereafter at the companies in our peer group and therefore, it is impractical for us to match the 50th percentile of our peer group, as the compensation of our peers is constantly changing.

Compensation Components

Base Salaries. We strive to provide our senior management with a level of assured cash compensation, in the form of base salaries, that is appropriate given their professional status and accomplishments.  We believe that base salaries should generally target the 50th percentile of the salaries of our peer companies.  Because of our emphasis on team work, as discussed under Targeted Compensation, we have historically reviewed and set base salaries for our senior management largely on a group basis rather than on an individual basis.

To align the base salaries of the members of our Executive Committee to that of our peers (see Peer Comparison Results above), in December 2011 the Committee granted an average base salary increase for these officers of 4%.  Effective January 1, 2012, the salary of Mr. Rykhoek increased from $600,000 to $624,000, and the salaries for Mr. Allen, Mr. Cornelius and Mr. McPherson were increased from $407,000 to $423,280.  This base salary increase for these executives resulted in an estimated total cash compensation for the named executive officers that was approximately equal to the anticipated 50th percentile of the base salaries of our peers, adjusting for anticipated increases during 2011, as evidenced in the aged peer comparison referenced above.  Also, these base salaries represent approximately 15% of the targeted compensation for each of these individuals.  The base salary for Mr. Dubuisson was increased from $265,120 to $275,725, an increase of 4%, with the base salary for Mr. Dubuisson representing approximately 25% of his targeted compensation.

Cash Bonus Plan. Since 1995, we have had a practice of paying cash bonuses to all of our employees each year (except in 1998, the only year in which we had a significant net loss, when no bonuses were paid to employees).  There is no formal bonus plan, nor any formal written formulas for determining bonus amounts.  The decision to pay bonuses and in what amounts is determined by our Committee on a Company-wide basis, and executive officers receive bonuses only if all other employees receive bonuses.

Our practice for bonuses is subject to review and change each year by our senior management and our Committee, and includes various levels of bonus compensation depending on an employee’s job tier.  Target bonus levels for our non-officer employees range from 10% of base salary to 45% of base salary.  The following two levels of bonus compensation reflect the target bonus levels for our corporate officers:

Officer I – non-Executive Committee officers (70% of base salary)

Officer II – Executive Committee members (100% of base salary)

All cash bonuses are paid at the same level within each respective targeted range such that bonuses paid to all employees, including the officers, are consistent within their targeted range (i.e., if bonuses are paid at the middle of the targeted range for one group, then all other groups including the named executive officers also receive bonuses at the middle of the targeted range).  Additionally, each year we have historically paid a Christmas bonus to all employees that is equivalent to one week of each employee's base salary.

Bonus determinations are made by our Committee subjectively, based on an overall retrospective evaluation of our corporate results, taking into account a wide range of both non-numeric measures and financial and operational results, which measures and results are not determined until the year has concluded.  Any measure that might be considered to determine whether or not an oil and natural gas company had a good year (or other measures of success or failure) is a possible factor for consideration by the Committee.  Historically, these measures have included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels, capital expenditures relative to budgeted levels, and changes in our proved, probable and possible reserves for that period as compared to costs incurred for the same period.  As our Committee's decisions are subjectively made on an overall basis, it is not possible to determine precisely how these measures are weighted or evaluated by the Committee.

After evaluating the Company’s 2011 performance, which is more fully discussed in the Executive Summary above, the Committee concluded that 2011 cash bonuses for all employees should be awarded at the 67% level of the various bonus targets.  This decision was based upon the Committee’s assessment of the Company’s performance during 2011 with regard to various factors, including overall production, operating costs, and health, safety and environmental factors.  The cash bonuses for 2011 were paid in early 2012.  This bonus percentage translates, for example, to a total of 47% of base salary for the non-Executive Committee officers (including Mr. Dubuisson) and 67% of base salaries for the four named executive officers that are members of the Executive Committee.

As discussed above in the Executive Summary, we plan to allocate a portion of this bonus in 2012 based on individual performance.

Stock Purchase Plan. To encourage stock ownership in the Company by all of our employees and to better align our employees' interests with those of our stockholders, we have a stock purchase plan that allows all employees to contribute up to 10% of their base compensation in exchange for Company stock, with the Company matching 75% of such contributions, which is more generous with regard to company matching or stock discounts than the more typical plan that qualifies under Section 423 of the Internal Revenue Code.  The combined funds are used at the end of each quarter to purchase common stock at the then current market price.  In addition, we pay the income tax on the matching portion for front line and entry-level employees.  The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition.  Of the total stock purchase plan matching contributions made by the Company during 2011, the named executive officers received approximately 3.5%.  The named executive officers have the same limitations and rights under the plans as do our other employees and their benefits are the same as those for all other employees relative to their respective base salaries.

Equity Awards — Overall Program. Equity compensation is a significant focus of our total compensation program for all employees, and is at an even higher level for our executives.  Our overall equity compensation program consists of SARs payable only in stock, restricted stock, and for our officers, performance-based stock utilizing performance metrics, and beginning in 2012, a relative TSR calculation.

For our executives, our primary long-term compensation and retention awards have been in the form of equity, consisting of time-vesting restricted stock, SARs and performance-based stock.  For the awards issued in 2011, we split the stock awards to our Executive Committee into three equal pieces: one-third cliff-vesting restricted stock, one-third cliff-vesting SARs (based on the Black-Scholes option pricing model), and one-third performance-based stock (based on the targeted level).  For the awards issued in 2012, the one-third performance-based stock is further split into two types of awards, with one-half of the performance-based stock related to specific performance metrics and the other half of the performance-based stock related to a TSR comparison to that of our peers.  We believe equity awards for our executives align the interests of our executive officers (and all other employees) with those of our stockholders.  All equity-based awards granted under our 2004 Plan are designed to motivate the employees to increase the value of the Company, and hopefully help achieve a commensurate increase in the market price of our shares, which benefits not only the employees but the Company's stockholders.  Because stock price is the primary measure that stockholders use to measure our performance, we believe that it is an important way to measure our executives' performance.

Beginning in 2009, the Committee changed the period that all employees have to exercise their SAR awards (i.e. the termination date) from ten years to seven years.  This change is beneficial for both our stockholders and the Company, as it decreases our compensation expense under the Black-Scholes option pricing model and results in SARs being exercised sooner, which will result in shares not utilized in the net settlement of SARs being returned to the pool for future awards.

In the 2011 compensation review, we reviewed all aspects of our executives’ compensation and compared them to the peer group compensation data, valuing the long-term awards using grant-date fair values as presented in the Summary Compensation Table.  We then adjusted each individual's compensation package to achieve the targeted compensation levels for these individuals.  Based on all the data, we determined that we would allocate our long-term award grants to our named executive officers using the following allocations:

	Awards Granted in 2011	Awards Granted in 2012
Equity Awards Granted to Executive Committee Members (1)
•  33 ⅓% SARs – cliff vesting after approximately 3¼ years,
•  33 ⅓% restricted stock – cliff vesting after approximately 3¼ years,
•  33 ⅓% performance-based restricted stock – based on internal annual performance metrics and vesting after approximately 1¼ years.

•  33% SARs – cliff vesting after approximately 3¼ years,
•  33% restricted stock – cliff vesting after approximately 3¼ years,
•  17% performance-based restricted stock – based on a three-year TSR and cliff vesting after approximately 3 years,
•  17% performance-based restricted stock – based on internal annual performance metrics and vesting after approximately 1¼ years.

Equity Awards Granted to Mr. Dubuisson
•  15% deferred cash – cliff vesting after approximately 3¼ years,
•  25% SARs – cliff vesting after approximately 3¼ years,
•  30% restricted stock – cliff vesting after approximately 3¼ years,
•  30% performance-based restricted stock – based on internal annual performance metrics and vesting after approximately 1¼ years.

•  29% SARs – cliff vesting after approximately 3¼ years,
•  35% restricted stock – cliff vesting after approximately 3¼ years,
•  18% performance-based restricted stock – based on a three- year TSR and cliff vesting after approximately 3 years,
•  18% performance-based restricted stock – based on internal annual performance metrics and vesting after approximately 1¼ years.

(1)
At the time the awards were granted in 2011, Executive Committee members included Messrs. Rykhoek, Allen, Cornelius and Evans and at the time the awards were granted in 2012, Executive Committee members included Messrs. Rykhoek, Allen, Cornelius and McPherson.

Performance-Based Equity Awards – Three Year Relative Total Shareholder Return. As part of the 2011 compensation review, the Committee reevaluated the performance-based equity that historically had been awarded and decided to make a change for awards granted in 2012.  Historically the performance awards granted to executives were based entirely on operational performance metrics (see Performance-based Shares and Cash – Performance Metrics below).  The Committee decided that to further align the compensation of the Company’s executives with its long-term shareholders, it would be appropriate to allocate one-half of the total performance-based equity awards to a new three-year TSR award comparing our TSR to that of our peers.

This new TSR award covers the performance period from January 1, 2012 through December 31, 2014 and will be based on the average performance of each year in the three-year period.  The price used to compare TSR performance will be based on the common stock price for the last ten trading days of each year, beginning with 2011.  The Committee has selected a peer group of 11 companies, which are primarily weighted toward oil production and oil reserves and include six of the twelve companies included in the Company’s peer group used for the Committee’s compensation review.  For this particular award, it was determined that having a peer group that was more aligned with the Company’s heavily oil-weighted production and reserve mix, as opposed to natural gas, was more appropriate than the relative size of a company.  The peer group of companies used for this award are the following:  Berry Petroleum Company (BRY), Concho Resources, Inc. (CXO), Continental Resources, Inc. (CLR), MEG Energy Corporation (MEG.TO), Nexen, Inc. (NXY), Oasis Petroleum, Inc. (OAS), Pioneer Natural Resources Company (PXD), Plains Exploration & Production Company (PXP), Sandridge Energy, Inc. (SD), SM Energy Company (SM), and Whiting Petroleum Corporation (WLL).

The TSR achievement percentage will be determined based on how the Company ranks relative to the peer group as follows:

DNR's TSR Absolute Rank	DNR's TSR Percentage Rank	DNR's TSR Achievement Percentage
1	100.0%	200%
2	90.9%	182%
3	81.8%	164%
4	72.7%	145%
5	63.6%	127%
6	54.5%	109%
7	45.5%	91%
8	36.4%	73%
9	27.3%	55%
10	18.2%	36%
11	9.1%	18%
12	0.0%	0%

If a peer company is acquired or ceases to be traded on a major exchange, the percentages in the table above will adjust on a pro rata basis to reflect the number of companies in the peer group.  In the event the TSR Percentile Rank falls between the increments shown in the table above, the TSR Achievement Percentage will be interpolated.  For example, if the TSR Percentile Rank is 40%, the TSR Achievement Percentage will be 80%.  In the event of a change in control, the performance period will end on the date of the change in control and the performance for the partial year will be annualized and averaged with any other prior periods to determine the ultimate payout.

Performance-Based Equity Awards – Performance Metrics. In order to create additional performance incentives, the other half of our executives’ performance-based equity is based on specific annual performance metrics.  Our goal is to select performance objectives that would not be significantly affected by commodity prices, or if so influenced, we chose as our measurement criteria comparisons to our peer group who theoretically would be subject to the same market influences on their performance.  Further, we have employed four different performance objectives, as discussed below, so as to minimize any motivation for manipulation of the targets by our executives.  The four different performance objectives were the same for the awards issued in both 2011 and 2012.

The granted performance-based stock will be earned (and eligible to vest) during the performance period depending upon the Company's level of success in achieving four specifically-identified performance targets.  Generally, one-half of the shares or cash eligible to be earned under the performance-based awards will be earned for performance at the designated target levels (100% target vesting levels) and twice that number of shares or cash will be earned if the higher maximum target levels are met.  If performance is below designated minimum levels for all performance targets, no performance-based shares or cash will be earned.  The targets chosen by our Committee are generally intended to be based upon controllable Company performance factors, which for the most part are intended to exclude the effect of changes in commodity prices.  The Committee is authorized to change any of the terms or conditions of the award in order to take into account any material unanticipated change in the Company's operations, corporate structure, assets, or similar changes, but only to the extent such action carries out the original purpose, intent and objectives of the award, but not to discretionarily increase an individual award.

The performance targets consist of comparisons of actual results to budgeted or targeted amounts.  The targets cover four primary areas: (1) tertiary oil production (2) total corporate production, (3) total operating costs (excluding the cost of CO2), and (4) reserve replacement percentages.  Each year the Committee reviews the various performance percentages and weighting allocations to account for growth in the Company and consistency at the different earned levels.  The revised weighting and targets are outlined below.

The performance target calculation is performed by reviewing each measure, determining the appropriate number of points for each measure based on the actual results as indicated in each table below, and calculating the sum.  In the aggregate, the potential points earned range from zero to 200, which corresponds to a vesting percentage from zero percent to 200% of the targeted shares.  The measurement period was a one-year measurement period for the awards granted in January 2011 and 2012.

The tertiary oil production performance measure compares our actual tertiary production to the targeted amounts over the one-year measurement period.  The computation is measured as a percentage, computed by dividing the actual tertiary production by the mid-point of the targeted amount of 34,500 barrels of oil produced per day.  This award is intended to be approximately 35% of the total weighting.  Points are earned as follows for the most recent awards granted in January 2012:

	Tertiary Production Percentage – 35% weighting	2012 Performance Percentage Points
A.	107.2% or more	70
B.	104.3% to 107.1%	56
C.	100% to 104.2%	42
D.	95.7% to 99.9%	28
E.	Less than 95.7%	0

The total corporate production measurement is very similar to the tertiary production measure in that it compares our actual total corporate production to targeted amounts over the one-year measurement period. Because this measure is based on a larger number, with a one percent variance representing a larger absolute amount, the range of percentages used in this comparison is tighter.  The computation is measured as a percentage, computed by dividing the actual corporate production by the mid-point targeted amount of 72,750 barrels of oil equivalent produced per day.  This award is intended to be approximately 20% of the total weighting.  Points are earned as follows for this measure for the most recent awards granted in January 2012:

	Average Annual Corporate Production Percentage – 20% Weighting	2012 Performance Percentage Points
A.	106.2% or more	40
B.	103.4% to 106.1%	32
C.	100% to 103.3%	24
D.	96.6% to 99.9%	16
E.	Less than 96.6%	0

The third measure compares our total operating costs to our budgeted amounts, both of which exclude the cost of CO2. CO2 costs are excluded because (i) they generally track oil prices and therefore a portion of that cost would not be controllable, and (ii) we generally want to inject or use more CO2 rather than less.  This award is intended to be approximately 25% of the total weighting.  Points are earned as follows for the most recent awards granted in January 2012:

	Lease Operating Expense Target Per BOE – 25% Weighting	2012 Performance Percentage Points
A.	Less than $17.68	50
B.	$17.68 to $18.15	40
C.	$18.16 to $18.78	30
D.	$18.79 to $19.45	20
E.	Greater than $19.45	0

The final measure compares our actual reserve replacement percentages to targeted amounts. This award is intended to be approximately 20% of the total weighting.  Points are earned as follows for the most recent awards granted in January 2012:

	Reserve Replacement Percentage – 20% Weighting	2012 Performance Percentage Points
A.	300% or more	40
B.	200% to 299%	32
C.	150% to 199%	24
D.	100% to 149%	16
E.	Less than 100%	0

We believe that it will be difficult to significantly exceed the targeted amounts of these performance measures, as to do so would require us to perform at or above 100% of our budgets or targets in every area.  This would be difficult to achieve, as our forecasts assume a high level of efficiency.  Since the performance measures cover the three primary focal points of our business, those being production, reserves and cost, exceeding our targets in all three of these areas becomes even more difficult.  Our budgets or targets are not designed to be an easy goal.  These targets are achievable, but require that work be completed on schedule and within targeted amounts, and significantly exceeding those targets is not considered likely, particularly in our current industry operating environment where goods, services, and personnel are in limited supply.  Even if we are able to exceed our targets, there could be an error in our projections, as certain things like production are difficult to predict with absolute certainty.  However in this case, we believe that our projections could be inaccurate in either direction with approximately the same probability.

In addition to the specific performance measures described above, our Committee has the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include its review of our corporate governance, environmental and safety compliance, debt levels, and other discretionary factors.  The Committee does not have the ability to discretionally increase the awards.

Each of the target levels have been determined and defined by our Committee, based upon year-end targets or levels (for example, year-end 2011 reserves will serve as the baseline for the reserves replacement target for the awards granted in January 2012).  Achievement of discretionary factors and confirmation of performance levels will be determined by our Committee.  Any portion of the performance shares which are not earned by the end of the measurement period will be forfeited.  In certain change of control events, the target level amount of the performance-based shares would vest.

Non-Equity Performance-Based Cash Awards – Performance Metrics

In addition to equity, all executives were granted some level of cash awards along with the equity in order to help the executive cover the income taxes incurred on the vesting date since the tax withholding is often not sufficient to cover the total tax obligation.  For the Executive Committee, this was in the form of a performance-based cash award, and for the remaining officers, a deferred cash award (specifically $90,000 to Mr. Dubuisson that will cliff vest after approximately 3 years).

The performance measures used for performance-based cash awards are the same as those for the equity performance awards described above (See Performance-Based Equity Award – Performance Metrics).  If earned at the 100% targeted level, these awards, granted January 6, 2012, to Messrs. Rykhoek, Allen and Cornelius will be eligible to earn the same dollar amount as under awards granted in 2011, that being 100% target levels of $550,000 for Mr. Rykhoek and $350,000 for Messrs. Allen and Cornelius.  The 100% target level award for Mr. McPherson, who joined the Company in May 2011, would be $234,932 as his award is prorated for the period he was employed by the Company during 2011.  As with the performance shares, these awards will vest on March 31, 2013.  The 100% target levels for the cash performance awards granted in 2011 were $550,000 for Mr. Rykhoek, $500,000 for Mr. Evans and $350,000 for Messrs. Allen and Cornelius.  See the Summary Compensation Table and related footnotes.

Results of Performance-Based Equity and Cash Awards Vesting in 2012

In March 2012, the performance-based incentive awards granted in January 2011 vested.  The number of performance-based shares earned during the performance period depended upon the Company's level of success in achieving the four specifically-identified performance targets discussed above as further detailed in the Company’s 2011 Proxy Statement.  Generally, one-half of the shares earnable under the performance-based shares could be earned for performance at the designated target levels (100% target vesting levels), and all of the shares could be earned if the higher maximum target levels were met. The following is a summary of the performance points earned for each of the awards based on the Company's performance for the four targets, with the number of points equal to the percentage of the maximum number of shares eligible to be earned under these awards:

Performance Target Metric	2011 Award Potential Points at Maximum Payout	2011 Award Performance Points Earned
Actual tertiary oil production versus forecasted tertiary oil production	70	-
Actual total corporate production versus forecasted corporate production	40	16
Lease Operating Expense Target per BOE	50	-
Reserve Replacement Percentage	40	40
Total Points Earned	200	56

On March 8, 2012, the Committee certified the performance results for the periods covered by the awards, which were also reviewed by the Company’s Internal Audit Department. The awards vested on March 31, 2012 at the 56% level.  Below is a summary of the performance-based share and cash awards issued in 2011 at the target levels and actual levels earned.

	Performance-Based Shares (#)		Performance-Based Cash ($)
Name	Target	Actual	Target	Actual
Phil Rykhoek	40,530	22,697	$550,000	$308,000
Mark C. Allen	24,048	13,467	350,000	196,000
Robert Cornelius	24,048	13,467	350,000	196,000
H. Raymond Dubuisson	9,620	5,387	—	—
Ronald T. Evans(1)	36,891	20,659	500,000	280,000

(1)	Mr. Evans resigned his position as President and Chief Operating Officer effective October 7, 2011.

Awards Granted in 2012

During December 2011, the Committee decided to grant the named executive officers equity awards valued at the dollar values shown below on the date of grant, with the determination of the number of shares granted computed by dividing the total dollar value of the award by the closing price of the Company's stock, as quoted on the NYSE on the grant date, rounded to the nearest whole number of shares.  For the time-vested restricted stock, the performance-based stock and SARs, the grant date was predetermined to be January 6, 2012.  For the shares issued under the TSR award, those shares were not issued until March 8, 2012 due to the fact that the actual terms of the award and peer group were not decided until that date.  A breakdown of the various awards is shown in the table below:

Name	Total Dollar Value (1)	Shares of Time-Vesting Restricted Stock	Shares of Performance - Based Stock (Target Amount)	SARs	Shares of Total Shareholder Return-Based Stock (Target Amount)
Phil Rykhoek	$2,275,000	43,910	21,955	82,906	19,820
Mark C. Allen	1,349,830	26,053	13,026	49,190	11,760
Robert L. Cornelius	1,349,830	26,053	13,026	49,190	11,760
Craig McPherson (2)	906,050	17,487	8,743	33,018	7,893
H. Raymond Dubuisson	600,000	10,422	5,211	16,398	4,704

(1)
The grant date fair value of the restricted common stock was $17.27 per share on January 6, 2012 and $19.13 per share on March 8, 2012, and the value of the SARs was calculated at a Black-Scholes value of $9.15 per share on January 6, 2012.

(2)	The awards for Mr. McPherson, who joined the Company in May 2011, were prorated for the period he was employed by the Company during 2011.

The above described time-vesting restricted common stock, SAR equity awards and TSR-based stock will cliff vest on March 31, 2015, and the above described performance shares will cliff vest on March 31, 2013, with all of the equity awards subject to an earlier vesting as a result of a change in control, a holder's death or disability or, if held for one year from the date of grant, retirement as defined in the 2004 Plan or specific share awards.  These awards will be disclosed in the compensation tables of the Company’s 2013 Proxy Statement.

In addition, on January 6, 2012, our Committee granted cash performance awards to the four members of our Executive Committee at that time.  The performance measures used for these awards are the same as those for the equity performance-based shares.  If earned at the 100% targeted level, these awards, granted January 6, 2012, would be $550,000 for Mr. Rykhoek, $350,000 for Messrs. Allen and Cornelius and $234,932 for Mr. McPherson.  As with the performance shares, these awards will vest on March 31, 2013.  In addition, our Committee granted Mr. Dubuisson a $90,000 deferred cash award which cliff vests March 31, 2015, or earlier as a result of a change of control, a holder’s death or disability or, if held for one year from the date of grant, retirement as defined in the 2004 Plan.

The Committee made the additional following determinations with regard to the grants of equity awards:

•	that time-vesting restricted shares be considered issued and outstanding upon issue, but held by the Company's transfer agent until vesting has occurred;

•	that performance shares not be considered issued and outstanding until vesting has occurred; and

•
that the SARs will expire seven years from the date of grant. Any increase in the stock price between the exercise price and the stock price on the exercise date will be paid solely in shares of Company stock.

Change of Control and Severance Benefits

Our senior management and other employees have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change of control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change of control benefits should eliminate, or at least reduce, possible reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders.  This desire was part of the reason that we issued significant amounts of restricted common stock to senior management in 2004 with long-term vesting provisions, including 35% of such awards that would not vest until retirement, or upon a change of control, death or disability.  Messrs. Rykhoek and Allen are the only members of our executive management that still have these awards.

As a result of the strong performance in our stock price subsequent to the granting of restricted common stock in 2004, the value of the shares issued to the named executive officers had increased significantly since the date of grant, causing the potential change of control amount to increase more than originally intended.  As such, the change of control provision related to equity awards granted in January 2008, 2009, and 2010 to those executives that also had restricted common stock from the 2004 grants was eliminated.  The Committee noted that the current payments in the event of a change of control were comparable to the median for the peer group, and therefore it was inappropriate to include additional change-of-control provisions for those executives.  For the named executive officers, only Mr. Cornelius retained the change-of-control provision in his January 2008, 2009 or 2010 grants, as Mr. Cornelius was not employed by Denbury in 2004.  In addition, to further diminish this problem over time, the Committee changed the vesting provisions of these retirement shares so that they would vest over time.

In its 2010 review of compensation, the Compensation Committee engaged its independent compensation consultant to perform a change-in-control value analysis for our executive officers.  This analysis concluded that the change-in-control value for the executive officers had decreased to a point where it was significantly below the median for the peer group.  This difference was due to the fact that much of the restricted common stock granted in 2004 had since vested, and that for the last several years the long-term equity awarded to Messrs. Rykhoek and Allen would not vest upon a change in control.  Based on this analysis, beginning with the 2011 compensation awards, the Committee determined that those awards would be subject to change-in-control provisions for all executive officers.

We do not have any pre-defined severance benefits for our executive officers, except in the case of a change of control.  In the case of a change-of-control event, we have two benefits for our employees and management: (1) our cash severance protection plan that was adopted in December 2000, and (2) immediate vesting of all long-term awards (excluding the January 2008, 2009 and 2010 awards for certain officers — see discussion above).  Under the terms of our severance plan, an employee is entitled to receive a severance payment if a change of control occurs and the employee is terminated within two years of that change (i.e. a "double trigger" award).  The severance plan will not apply to any employee who is terminated for cause or by an employee's own decision for other than good reason as defined in the severance plan.  If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and other members of our Executive Committee will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive between one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us.  All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.

The severance plan also provides that if our officers (who were employed prior to January 1, 2011) are subject to the "parachute payment" excise tax, then the Company will pay the employee under the severance plan an additional amount to "gross up" the severance payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.  During 2011, the Company amended the severance plan to make this “gross up” only available to officers that were employed prior to January 1, 2011 and the Company has received waivers from Messrs. McPherson and McLaurin acknowledging they are excluded from the “gross up” provisions of the severance plan.  No new gross-ups will be provided.

In addition to the severance plan, many of our long-term incentives and equity awards have change-of-control protection.  Therefore, upon a change of control, equity awards would immediately vest.  In the case of our recently issued performance awards, they would vest at the target or 100% level in the event of a change of control and in the case of the TSR awards, they would vest based on the relative return calculated as of the change-in-control date.

The following table shows, as of December 31, 2011, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment in each of the circumstances indicated in the table.  The fair market value of accelerated equity awards includes only those awards that were not currently vested as of December 31, 2011, using the closing stock price of $15.10 per share.

Name	Severance Plan Payment	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Equity Compensation (1)	Value of Accelerated Deferred Cash Awards (1)	Tax Gross-Up	Total Value
Phil Rykhoek
Change of Control	$4,612,356	$67,547	$3,690,349	$550,000	$—	$8,920,252
Death or Disability	—	—	5,022,415	550,000	—	5,572,415

Mark C. Allen
Change of Control	3,265,413	64,454	2,266,435	350,000	1,680,941	7,627,243
Death or Disability	—	—	3,279,151	350,000	—	3,629,151

Robert L. Cornelius
Change of Control	3,265,413	64,820	1,827,554	350,000	1,427,981	6,935,768
Death or Disability	—	—	1,827,554	350,000	—	2,177,554

Craig McPherson
Change of Control	1,221,000	64,820	755,000	—	—	2,040,820
Death or Disability			755,000	—	—	755,000

H. Raymond Dubuisson
Change of Control	1,151,325	37,867	290,524	90,000	—	1,569,716
Death or Disability	—	—	384,772	90,000	—	474,772

(1)
These columns only include awards unvested as of December 31, 2011.  Awards granted in 2008, 2009 and 2010 to Messrs. Rykhoek and Allen do not accelerate upon a change in control and are excluded from these amounts.

Perquisites and Other Benefits

Our senior management participates in our benefit plans on the same terms as our other employees.  These plans include medical, dental, disability and life insurance, partial matching contributions to our 401(k) plan, and partial matching contributions to our employee stock purchase plan described above.  In addition, our directors participate in our medical, dental, vision and life insurance plans.

Denbury historically paid the monthly membership dues at golf clubs for certain of our executives, provided that they pay all or a portion of the upfront initiation fees.  We provided the monthly golf club membership fees so that our executives have an appropriate entertainment forum for business associates.  Beginning in 2011, the Committee decided to discontinue paying for memberships, whether or not considered perquisites, on an individual basis and instead added a cash compensation component for each executive officer.  The amount paid to cover such items will be $25,000 per year to Messrs. Rykhoek, Allen, Cornelius and McPherson, and $15,000 per year to Mr. Dubuisson.  Our only retirement benefits are our 401(k) plan and a retirement vesting provision included in most of our equity awards. We do not have any pensions or post-retirement medical benefits.

Board Process

During the fourth quarter of each year, management reviews the entire Company's compensation, based on recommendations from their subordinates, and makes a proposal to the Committee. Final review of this recommendation is made by the Committee at our regularly-recurring December Committee and Board meetings, although depending on the magnitude of the anticipated changes, there may be several Committee meetings and discussions with management in advance of the December meeting.  The Committee approves all compensation and long-term awards for all executive officers, considering the recommendation of the CEO with regard to compensation for the other executives.  Our Committee also reviews and approves our overall compensation programs for all employees or any significant changes to these programs.  This Committee is the administrator of all of our compensation plans (other than our 401(k) plan, healthcare plan and other fringe benefit plans), including our 2004 Plan under which all of our long-term equity awards are granted.  The Board reviews and ratifies the compensation package based upon a recommendation from the Committee.  Following approval of the entire compensation program, at least for the last several years, salary increases have been made effective January 1, bonuses are paid in early January, and the annual recurring long-term compensation awards are generally made effective in early January; however, the new TSR award for 2012 was granted in March of 2012.

Stockholder Input on Executive Compensation

Our Board and Compensation Committee believe that our executive compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders. They also believe that both the Company and stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  Thus, the Board and Compensation Committee would welcome any comments you may have on our executive compensation policies and procedures.  Please send any correspondence on our executive compensation policies and procedures to:

Denbury Resources Inc.
Attn: Chairman of the Compensation Committee of the Board of Directors
5320 Legacy Drive
Plano, TX 75024

In addition, you may e-mail your correspondence regarding executive compensation policies and procedures to compensationcommittee@denbury.com.  Your correspondence will be received by the Chairman of the Compensation Committee of the Board of Directors with a copy to our Chief Executive Officer and Chief Financial Officer.

Compensation Committee Report

The Compensation Committee of the Board is responsible for making recommendations to the Board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers.  The independent board members of the Compensation Committee also administer our stock option and stock purchase plans for all employees.

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this proxy statement.  Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's Form 10-K for the year ended December 31, 2011, and the Board approved that recommendation.

The Compensation Committee
Gregory L. McMichael, Chairman
Michael B. Decker
Kevin O. Meyers

Summary Compensation Table

The following table sets out a summary of executive compensation for our named executive officers for the years indicated below.  Mr. McPherson’s data for 2009 and 2010 is not included because he was not an employee or named executive of the Company until 2011.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	SARs(3)	Non-Equity Incentive Plan Comp- ensation(4)	All Other Comp- ensation(5)	Total
Phil Rykhoek	2011	$600,000	$413,538	$1,516,633	$758,241	$308,000	$94,736	$3,691,148
President and Chief Executive Officer	2010	495,000	677,396	1,199,978	599,761	810,000	67,840	3,849,975
	2009	415,000	436,635	1,056,248	649,485	—	61,837	2,619,205

Mark C. Allen	2011	$407,000	$280,517	$899,876	$449,893	$196,000	$77,353	$2,310,639
Senior Vice President, Chief Financial Officer, Treasurer & Assistant Secretary	2010	370,000	504,303	833,329	416,501	567,000	46,518	2,737,651
	2009	327,500	326,327	820,839	477,087	—	43,327	1,995,080

Robert L. Cornelius	2011	$407,000	$280,517	$899,876	$449,893	$196,000	$77,553	$2,310,839
Senior Vice President - CO2 Operations & Assistant Secretary	2010	370,000	469,615	833,329	416,501	567,000	46,518	2,702,963
	2009	355,000	326,327	906,253	499,464	—	45,390	2,132,434

Craig McPherson(6)	2011	$271,333	$190,865	$1,128,500	$—	$—	$63,839	$1,654,537
Senior Vice President - Production Operations

H. Raymond Dubuisson	2011	$265,120	$129,439	$359,980	$149,981	$—	$51,369	$955,889
Vice President - Legal and Secretary	2010	257,400	263,889	399,972	199,915	—	34,212	1,155,388
	2009	247,500	160,685	498,852	274,931	—	32,933	1,214,901

Ronald T. Evans(7)	2011	$430,719	$923	$1,380,461	$690,162	$280,000	$2,007,052	$4,789,317
Former President & Chief Operating Officer	2010	495,000	677,396	1,199,978	599,761	810,000	55,893	3,838,028
	2009	415,000	436,635	1,056,248	649,485	—	49,890	2,607,258

(1)
Represents the amounts earned based on our performance for the year indicated, even though they are actually paid early in January of the subsequent year.  Bonuses also include a Christmas bonus that is equivalent to one week's salary and which is paid to all employees.  During 2010, bonuses also include cash paid under deferred cash awards granted on January 3, 2006, which vested in 2010 in the following amounts:  $49,127 to Mr. Rykhoek and Mr. Evans, $34,688 to Mr. Allen and $33,714 to Mr. Dubuisson.

(2)
Represents the grant-date fair value of restricted common stock and performance-based stock awards (at the target level of 100%) granted during the year indicated.  Performance-based awards granted during 2011 vested at 56% on March 31, 2012, and awards granted during 2010 vested at 162% on March 31, 2011.  Each performance-based award had a maximum payout of 200%. The grant-date fair value of named executive officer performance-based awards that vested on March 31, 2012 and 2011 pursuant to the 2011 and 2010 grants aggregated to $1,415,917 and $3,617,939, respectively.  Further discussion regarding the underlying awards is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(3)
Represents the fair value of stock-settled SARs granted during the year indicated using the Black–Scholes option pricing model as of the date of grant.  These awards were made pursuant to our 2004 Plan.   Further discussion regarding the underlying awards, including assumptions, is included in Note 8 to the Company’s audited financial statements for the year ended December 31, 2011, included in the Company’s 2011 Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(4)
Represents the dollar value of performance-based cash awards earned during the year indicated.  Awards granted during 2011 vested at 56% on March 31, 2012, and awards granted during 2010 vested at 162% on March 31, 2011.  The presentation of performance-based cash awards in the above table differs from the presentation of performance-based stock awards in that performance-based cash awards are presented at the value of awards earned and performance-based stock awards are presented at the grant-date fair value of the awards at the 100% target level.

(5)
Amounts in this column include (a) matching contributions by the Company to the Employee Stock Purchase Plan on each named executive officer’s behalf, (b) matching contributions to the 401(k) Plan on each named executive officer’s behalf, (c) life and disability insurance premiums paid by the Company on each named executive officer’s behalf, (d) allocated discretionary funds for each named officers, and (e) other compensation-related items as shown in the following table:

Name	Year	Stock Purchase Plan (a)	401(k) Plan (b)	Insurance Premiums (c)	Cash Perquisites (d)	Other (e)
Phil Rykhoek	2011	$45,000	$14,700	$8,476	$25,000	$1,560
	2010	37,125	14,700	4,068	11,947	—
	2009	31,125	14,700	4,065	11,947	—

Mark C. Allen	2011	30,525	14,700	5,568	25,000	1,560
	2010	27,750	14,700	4,068	—	—
	2009	24,562	14,700	4,065	—	—

Robert L. Cornelius	2011	30,525	14,700	5,768	25,000	1,560
	2010	27,750	14,700	4,068	—	—
	2009	26,625	14,700	4,065	—	—

Craig McPherson	2011	15,262	14,700	4,069	16,667	13,141

H. Raymond Dubuisson	2011	15,907	14,700	4,202	15,000	1,560
	2010	15,444	14,700	4,068	—	—
	2009	14,850	14,700	3,383	—	—

Ronald T. Evans	2011	30,628	14,700	5,182	19,271	1,937,271
	2010	37,125	14,700	4,068	—	—
	2009	31,125	14,700	4,065	—	—

In 2011, each officer listed above (except Mr. Dubuisson) was allotted $25,000 in cash perquisites, this amount was pro-rated for Messrs. Evans and McPherson totaling approximately $19,271 and $16,667 respectively, as they were not employed for the full year.  Mr. Dubuisson was allocated $15,000 in cash perquisites.  Beginning in 2011, all officers have an additional $1,560 in other compensation relating to an on-site cafeteria that is available to all employees.  The amount in All Other Compensation for both 2009 and 2010 includes $11,947 in country club dues for Mr. Rykhoek.  The amount in All Other Compensation for 2011 for Mr. McPherson includes $11,581 in relocation expenses.  The amount in All Other Compensation for Mr. Evans includes $1.9 million for 2011 related to his resignation as President and Chief Operating Officer of the Company.

(6)
Mr. McPherson joined Denbury as Senior Vice President – Production Operations, in May 2011.  Compensation information for Mr. McPherson is not provided for 2009 and 2010 because he was not an employee or named executive officer of the Company during 2009 and 2010.

(7)	Mr. Evans resigned his position as President and Chief Operating Officer effective October 7, 2011.

2011 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target		Maximum
Phil Rykhoek	1/7/2011	—	$550,000	(1)	$1,100,000
Mark C. Allen	1/7/2011	—	350,000	(1)	700,000
Robert L. Cornelius	1/7/2011	—	350,000	(1)	700,000
Ronald T. Evans(2)	1/7/2011	—	500,000	(1)	1,000,000

(1)
These are performance-based cash awards (target amount) that cliff vested on March 31, 2012 upon satisfaction of the performance criteria of the grant.  The actual award earned was 56% of the targeted amount but could have ranged from zero to 200% of the targeted amount based upon the Company’s level of success in achieving four specifically-identified performance targets.

(2)	Mr. Evans resigned his position as President and Chief Operating Officer effective October 7, 2011.

2011 Grants of Plan-Based Awards (Continued)

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying SARs (#)	Exercise or Base Price of SARs ($/Share)	Grant Date Fair Value of Stock and SAR Awards ($)(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Phil Rykhoek	1/7/2011	—	40,530 (2)	81,060				$758,316
	1/7/2011				40,530 (3)			758,316
	1/7/2011					76,137 (5)	$ 18.71	758,325

Mark C. Allen	1/7/2011	—	24,048 (2)	48,096				449,938
	1/7/2011				24,048 (3)			449,938
	1/7/2011					45,175 (5)	18.71	449,943

Robert L. Cornelius	1/7/2011	—	24,048 (2)	48,096				449,938
	1/7/2011				24,048 (3)			449,938
	1/7/2011					45,175 (5)	18.71	449,943

Craig McPherson	5/1/2011				50,000 (4)			1,128,500

H. Raymond Dubuisson	1/7/2011	—	9,620 (2)	19,240				179,990
	1/7/2011				9,620 (3)			179,990
	1/7/2011					15,060 (5)	18.71	149,998

Ronald T. Evans(6)	1/7/2011	—	36,891 (2)	73,782				690,231
	1/7/2011				36,891 (3)			690,231
	1/7/2011					69,301 (5)	18.71	690,238

(1)
Represents the fair value of stock and stock-settled SAR awards as of the grant date.  The fair value of stock awards is the fair market value of the stock on the date of grant.  The fair value of SARs is fair value using the Black-Scholes option pricing model as of the date of grant.  Further discussion regarding the underlying awards, including assumptions, is included in Note 8 of the Company’s audited financial statements for the year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(2)
These shares are performance-based stock awards (target amount) that cliff vest on March 31, 2012 upon satisfaction of the performance criteria of the grant.  The actual award earned was 56% of the targeted shares but could have ranged from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets.

(3)
These shares of restricted common stock cliff vest on March 31, 2014.  In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death or disability, a change of control of the Company, or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(4)
These shares of restricted common stock vest ratably on May 1, 2012, 2013 and 2014.  In addition to the foregoing provisions, all of these share vest upon a holder’s death, disability, retirement or upon a change of control of the Company.

(5)
These stock-settled SARs cliff vest on March 31, 2014, more than three years after the date of grant.  In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability, retirement or a change of control of the Company.

(6)	Mr. Evans resigned his position as President and Chief Operating Officer effective October 7, 2011.

2011 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable

Phil Rykhoek	4,048		$3.4125	1/2/2014
	42,868		6.9275	1/3/2015
	12,100		12.1900	1/3/2016
		80,385 (1)	12.9700	1/2/2016
	12,913	6,457 (2)	14.7300	6/30/2016
		72,992 (3)	15.6300	1/4/2017
		76,137 (4)	18.7100	1/7/2018
					163,334 (5)	$2,466,343
					3,395 (6)	51,265
					34,937 (7)	527,549
					38,387 (8)	579,644
					40,530 (9)	612,003
					22,697 (10)	342,725

Mark C. Allen	10,492		$2.8175	1/2/2013
	29,304		3.4125	1/2/2014
	25,708		6.9275	1/3/2015
	14,432		6.9275	1/3/2015
	8,544		12.1900	1/3/2016
		67,931 (1)	12.9700	1/2/2016
	4,734	2,368 (2)	14.7300	6/30/2016
		50,689 (3)	15.6300	1/4/2017
		45,175 (4)	18.7100	1/7/2018
					101,999 (5)	$1,540,185
					1,245 (6)	18,800
					29,524 (7)	445,812
					26,658 (8)	402,536
					24,048 (9)	363,125
					13,467 (10)	203,352

Robert L. Cornelius		80,385 (1)	$12.9700	1/2/2016
		50,689 (3)	15.6300	1/4/2017
		45,175 (4)	18.7100	1/7/2018
					34,937 (7)	$527,549
					26,658 (8)	402,536
					24,048 (9)	363,125
					13,467 (10)	203,352

2011 Outstanding Equity Awards at Fiscal Year-End (Continued)

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable

K. Craig McPherson					50,000 (11)	$755,000

H. Raymond Dubuisson	90,000		$2.5000	7/1/2012
	22,164		2.8175	1/2/2013
	14,724		3.4125	1/2/2014
	8,304		12.1900	1/3/2016
		44,248 (1)	12.9700	1/2/2016
		24,330 (3)	15.6300	1/4/2017
		15,060 (4)	18.7100	1/7/2018
					9,620 (9)	$145,262
					5,387 (10)	81,344

Ronald T. Evans(12)	26,384		$3.4125	1/2/2014
	42,868		6.9275	1/3/2015
	11,478		6.9275	1/3/2015
	12,100		12.1900	1/3/2016
		80,385 (1)	12.9700	1/2/2016
	12,913	6,457 (2)	14.7300	6/30/2016
		72,992 (3)	15.6300	1/4/2017
		69,301 (4)	18.7100	1/7/2018
					196,001 (5)	$2,959,615
					3,395 (6)	51,265
					34,937 (7)	527,549
					38,387 (8)	579,644
					36,891 (9)	557,054

(1)
These stock-settled SARs cliff vest 100% on March 31, 2012, more than three years after the date of grant.  In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability or retirement.  Mr. Cornelius’ shares also vest upon a change of control of the Company.

(2)	These stock-settled SARs vest on June 30, 2012. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability, or retirement.

(3)
These stock-settled SARs cliff vest 100% on March 31, 2013, more than three years after the date of grant.  In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability or retirement.  Mr. Cornelius’ shares also vest upon a change of control of the Company.

(4)
These stock-settled SARs cliff vest 100% on March 31, 2014, more than three years after the date of grant.  In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability, retirement or a change of control of the Company.

(5)
These shares of restricted common stock vest ratably each January 31st until the final vesting upon reaching a retirement age between 60 and 65, depending on length of service, and the officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company.

(6)
These shares of restricted common stock vest on June 30, 2012.  In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(7)
These shares of restricted common stock cliff vest 100% on March 31, 2012, more than three years after the date of grant.  In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.  Mr. Cornelius’ shares also vest upon a change of control of the Company.

(8)
These shares of restricted common stock cliff vest 100% on March 31, 2013, more than three years after the date of grant.  In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.  Mr. Cornelius’ shares also vest upon a change of control of the Company.

(9)
These shares of restricted common stock cliff vest 100% on March 31, 2014, more than three years after the date of grant.  In addition to the foregoing vesting provision, all of these shares vest upon a holder’s death or disability, a change of control of the Company, or at the time the executive (i) becomes retirement eligible and (ii) has held the restricted common stock for one year from the date of grant.

(10)
These performance-based awards are presented at 56% of the target award, which represents the amount of the performance-based award which vested on March 31, 2012, but could have ranged from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets.

(11)
These shares of restricted common stock vest ratably on May 1, 2012, 2013 and 2014.  In addition to the foregoing vesting provision, all of these shares vest upon holder’s death, disability, retirement or a change of control of the Company.

(12)	Mr. Evans resigned his position as President and Chief Operating Officer effective October 7, 2011.

Option Exercises and Stock Vested During 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Phil Rykhoek	—	$—	120,621	$2,817,968
Mark C. Allen	32,376 (1)	565,463 (1)	69,972	1,678,886
Robert L. Cornelius	—	—	71,004	1,732,497
Craig McPherson	—	—	—	—
H. Raymond Dubuisson	68,628	1,274,706	128,140	2,539,723
Ronald T. Evans(2)	—	—	109,732	2,596,377

(1)	Shares acquired on exercise were held and not sold.

(2)	Mr. Evans resigned his position as President and Chief Operating Officer effective October 7, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2011:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:

1995 Stock Option Plan(1)	2,710,713	$ 4.76	—

2004 Omnibus Stock and Incentive Plan(1)	9,238,897	16.14	9,700,640

Employee Stock Purchase Plan	—	—	1,277,516

Equity compensation plans not approved by security holders:

Director Compensation Plan(2)	—	—	190,685
	11,949,610	13.56	11,168,841

(1)
A description of each of the 1995 Stock Option Plan and the 2004 Omnibus Stock and Incentive Plan is included in Note 8 to the Company's audited financial statements for the year ended December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(2)	A description of the Director Compensation Plan is included in this Proxy Statement under the heading Compensation of Directors.

SHARE PERFORMANCE GRAPH

The following graph illustrates changes over the five-year period ended December 31, 2011, in cumulative total stockholder return on our common stock as measured against the cumulative total return of the S&P 500 Index and the Dow Jones U.S. Exploration and Production Index.  The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from December 31, 2006 to December 31, 2011.

Comparison of 5 Year Cumulative Total Return

	December 31,
	2006	2007	2008	2009	2010	2011
Denbury Resources Inc.	$100.00	$214.11	$78.59	$106.51	$137.39	$108.67
S&P 500	100.00	105.49	66.46	84.05	96.71	98.75
Dow Jones US Exploration & Production	100.00	143.67	86.02	120.92	141.16	135.25

Copyright© 2012 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.
Copyright© 2012 Dow Jones & Co. All rights reserved.

STOCKHOLDER PROPOSALS

Pursuant to SEC Rule 14a-8, in order for a stockholder proposal to be included in the proxy materials for the 2012 annual meeting of stockholders, the proposal must be received by the Company no later than [_________], unless the date of our 2013 annual meeting is more than 30 days before or after May 15, 2013 in which case the proposal must be received a reasonable time before we begin to print our proxy materials.  The proposals must also meet other SEC requirements to be eligible for inclusion. All future stockholder proposals must be submitted in writing to James Matthews, Vice President and General Counsel, and Secretary, 5320 Legacy Drive, Plano, Texas 75024.

The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received.  In order for a notice to be deemed timely for purposes of the 2013 annual meeting of stockholders, it must be received prior to [_________].

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP was first appointed by the Audit Committee in May 2004 to audit the Company's books for 2004 and has been re-appointed each year since.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions.  The Audit Committee has recommended that PricewaterhouseCoopers LLP be re-appointed as our independent registered public accounting firm for 2012, subject to ratification by the stockholders.

Independent Auditor Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2011 and 2010.

	2011	2010
Audit Fees(1)	$1,781,351	$2,647,645
Audit-Related Fees	—	—
Tax Fees(2)	82,761	79,339
All Other Fees(3)	6,028	3,665
Total	$1,870,140	$2,730,649

(1)
Audit fees consist of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews and consultations, as well as work only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.  Audit fees during 2010 were higher than historical audit fees due to additional audit services provided in conjunction with our merger with Encore Acquisition Company.

(2)	Tax fees consist of tax-related consultation services.
(3)	Fees associated with a license for accounting research software.

The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent registered public accounting firm prior to the annual audit.  Additionally, all engagements for non-audit services by the independent registered public accounting firm must be approved prior to the commencement of services.  All fees paid to the Company's independent registered public accounting firm were approved by the Audit Committee prior to the commencement of services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the SEC and stock exchanges and to furnish us with copies. Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are not aware of any late filings of their forms during 2011 other than an untimely Form 4 filed for Messrs. Cox, Gibson, Marcel, Rhoades and Schneider related to shares surrendered to the Company for income tax withholding upon the vesting of a restricted stock award.

OTHER MATTERS

We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting.  However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.  All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC.  The information contained in this proxy statement in the sections entitled Compensation Committee Report, Share Performance Graph and Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

We have provided to each person whose proxy is solicited hereby a copy of our 2011 Annual Report to Stockholders for the year ended December 31, 2011, which includes the Annual Report on Form 10-K except for certain exhibits.  The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.  A copy of our Annual Report to Stockholders or our Annual Report on Form 10-K filed with the SEC may be obtained without charge by writing to Denbury Resources Inc., ATTN: Jack Collins, Executive Director, Investor Relations, 5320 Legacy Drive, Plano, Texas 75024, or by e-mail to ir@denbury.com.

By order of the Board of Directors
Mark C. Allen Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 14, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, May 14, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received at such address by 11:59 P.M. Eastern Time on Monday, May 14, 2012.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M44363-TBD — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENBURY RESOURCES INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Wieland F. Wettstein
02) Michael L. Beatty
03) Michael B. Decker
04) Ronald G. Greene
05) Gregory L. McMichael
06) Kevin O. Meyers
07) Gareth Roberts
08) Phil Rykhoek
09) Randy Stein
10) Laura A. Sugg

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory proposal to approve the Company's 2011 named executive officer compensation.	☐	☐	☐
3. Proposal to amend our Restated Certificate of Incorporation.	☐	☐	☐
4. Proposal to amend the limited liability company agreement of our subsidiary, Denbury Onshore, LLC.	☐	☐	☐
5. Proposal to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as Denbury's independent auditor for 2012.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44364-TBD

DENBURY RESOURCES INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2012

By signing this proxy, I appoint Wieland F. Wettstein, Chairman of the Board of Denbury Resources Inc. ("Denbury") and Phil Rykhoek, President, Chief Executive Officer and Director of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 2012, and at any adjournments or postponements of the meeting.

This proxy revokes any earlier proxy I have signed with respect to these shares.

If this proxy is properly executed, the shares of Denbury common stock represented by this proxy will be voted in the manner you specify. If no direction is indicated, the shares of Denbury stock will be voted FOR each of the ten nominees for director; FOR the advisory vote on approving executive compensation; FOR the amendment to our Restated Certificate of Incorporation; FOR the amendment to the limited liability company agreement of our subsidiary Denbury Onshore, LLC.; and FOR ratifying the selection of PricewaterhouseCoopers LLP as Denbury's independent auditor for 2012.

The proxies are authorized to vote my shares, in their discretion, on any other matter that is properly brought before the meeting. This proxy statement, along with Denbury's Annual Report to Stockholders, which includes Denbury's Annual Report on Form 10-K for the fiscal year ending December 31, 2011, are available free of charge at www.proxyvote.com.

Continued and to be signed on reverse side

Appendix A

RESTATED CERTIFICATE OF INCORPORATION
OF
DENBURY HOLDINGS, INC.

Denbury Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the corporation is Denbury Holdings, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was December 19, 2003.  This Restated Certificate of Incorporation shall become effective at nine o'clock a.m., local time in the State of Delaware on December 29, 2003.

2. The provisions of the certificate of incorporation of the Corporation, as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth.

3. This Restated Certificate of Incorporation has been duly adopted by written consent of the Corporation's sole stockholder, Denbury Resources Inc., in accordance within the provisions of Section 228 of the General Corporation Law of the State of Delaware (the "DGCL") and in accordance with Sections 242 and 245 of the DGCL.

4. The certificate of incorporation of the Corporation is amended hereby by amending Article I to change the name of the Corporation to Denbury Resources Inc., and by deleting Article XIII, "Incorporator," in its entirety.  The certificate of incorporation of the Corporation, as amended and restated hereby, shall read as follows:

ARTICLE I

NAME

The name of the corporation is Denbury Resources Inc. (the "Corporation").

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES AND STOCKHOLDER LIABILITY

(a) Purposes.  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the DGCL.

(b) Stockholder Liability.  The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting of: (i) 100,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and (ii) 25,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").  Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine. Each share of Common Stock shall be entitled to one vote.

A. Preferred Stock.  The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors.  The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof (a "Directors' Resolution").  The Board of Directors is hereby authorized to fix and determine the powers, designations, preferences and relative, participating, optional or other rights, including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provision or sinking fund provisions, as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors' Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in the Directors' Resolution.  Except where otherwise set forth in the Directors' Resolution providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.  The shares of Preferred Stock of any one series shall be identical with the other shares in the same series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B. Reacquired Shares of Preferred Stock. Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the Directors' Resolution providing for the issuance of any series of Preferred Stock and to any filing required by law.

C. Increase in Authorized Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class.

ARTICLE V

EXISTENCE

The existence of the Corporation is to be perpetual.

ARTICLE VI

NO PREEMPTIVE RIGHTS

No stockholder shall be entitled, as a matter of right, to subscribe for or acquire additional, unissued or treasury shares of any class of capital stock of the Corporation whether now or hereafter authorized, or any bonds, debentures or other securities convertible into, or carrying a right to subscribe to or acquire such shares, but any shares or other securities convertible into, or carrying a right to subscribe to or acquire such shares may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE VII

NO CUMULATIVE VOTING

At each election of directors, every stockholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote.  No stockholder shall have the right to cumulate his votes in any election of directors.

ARTICLE VIII

BOARD OF DIRECTORS

A. Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the authority and powers conferred upon the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation (this "Certificate of Incorporation"), the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation (the "Bylaws"); provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.

B. Number, Election and Terms.  The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the members of the Board of Directors then in office subject to Section D(2) of this Article VIII.  Each director shall hold office until the next annual meeting of stockholders and shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.  Election of directors need not be by written ballot.

C. Bylaws.  Subject to Section D(3) of this Article VIII, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, or adopt new Bylaws, without any action on the part of the stockholders, except as may be otherwise provided by applicable law or the Bylaws.

D. Special Voting Requirements.  The following matters shall be decided by a majority of not less than 2/3 of the members of the Board of Directors of the Corporation voting in favor of a resolution in respect of any of the following matters:

(1) an acquisition having a purchase price in excess of 20% of the Assets (as herein defined) of the Corporation or a disposition having a sale price in excess of 20% of the Assets of the Corporation;

(2) any increase or decrease in the total number of members of the Board of Directors of the Corporation;

(3) any amendment to the Certificate of Incorporation or Bylaws of the Corporation;

(4) any issuance of equity securities or securities convertible into equity securities of the Corporation (other than pursuant to any rights, options, warrants or convertible or exchangeable securities outstanding prior to the date of this Certificate of Incorporation is made effective, and other than pursuant to any stock option plan or employee benefit plans of the Corporation existing from time to time);

(5) the creation of any series of Preferred Stock and the powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof attached thereto; any change in the powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof attached to unissued shares of any series; or

(6) the issuance of any debt securities in excess of 10% of the Assets of the Corporation and (i) any borrowings by the Corporation, other than advances against existing credit lines and (ii) any increase in the existing credit lines of the Corporation, in each case, in excess of 10% of the Assets of the Corporation in respect of which the Corporation is required to grant security for the debt obligations or any borrowed money.

For the purposes of subsections (1) and (6) above, "Assets" shall mean the total assets of the Corporation as reported on the consolidated balance sheet at the end of the last fiscal quarter of the Corporation, prepared in accordance with generally accepted accounting principles.

ARTICLE IX

INDEMNIFICATION

A. Mandatory Indemnification. Each person who at any time is or was a director or officer of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is an alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, or any other applicable law as may from time to time be in effect (but, in the case of any amendment to such law or enactment of new law, only to the extent that such amendment or enactment permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person's heirs, executors and administrators.  The Corporation's obligations under this Section A include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

B. Advancement of Expenses.  Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the DGCL or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Section A of this Article IX or otherwise.  Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation's Board of Directors deems appropriate.

C. Vesting.  The Corporation's obligation to indemnify and to prepay expenses under Sections A and B of this Article IX shall arise, and all rights granted to the Corporation's directors and officers hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed.  Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, no action taken by the Corporation, either by amendment of this Certificate of Incorporation or the Bylaws or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Sections A and B of this Article IX which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

D. Enforcement.  If a claim under Section A or Section B or both Sections A and B of this Article IX is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including attorneys' fees.  It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  The failure of the Corporation (including its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

E. Nonexclusive.  The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, bylaw, other provisions of this Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

F. Permissive Indemnification.  The rights to indemnification and prepayment of expenses which are conferred to the Corporation's directors and officers by Sections A and B of this Article IX may be conferred upon any employee or agent of the Corporation if, and to the extent, authorized by the Board of Directors.

G. Insurance.  The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or notthe Corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article IX, the Corporation's Bylaws, the DGCL or other applicable law.

H. Implementing Arrangements.  Without limiting the power of the Corporation to procure or maintain insurance or other arrangement on behalf of any of the persons as described in Section G of this Article IX, the Corporation may, for the benefit of persons eligible for indemnification by the Corporation, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation, or (iv) establish a letter of credit, guaranty or surety arrangement.

ARTICLE X

LIMITED DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article X shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as it may hereafter be amended from time to time, or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  No amendment to or repeal of this Article X will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

ARTICLE XI

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XII

INSPECTION RIGHTS OF BONDHOLDERS

The holders of any bonds, debentures or other obligations issued or to be issued by the Corporation shall have the same right of inspection of the Corporation's books, accounts and other records which the stockholders of Corporation have.

ARTICLE XIII

BOARD OF DIRECTORS

The directors constituting the initial Board of Directors of the Corporation and the name and address of the persons who are to serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified are:

Ronald G. Greene	5100 Tennyson Parkway, Suite 3000 Plano, Texas 75024

Gareth Roberts	5100 Tennyson Parkway, Suite 3000 Plano, Texas 75024

David I. Heather	5100 Tennyson Parkway, Suite 3000 Plano, Texas 75024

David B. Miller	5100 Tennyson Parkway, Suite 3000 Plano, Texas 75024

William S. Price	5100 Tennyson Parkway, Suite 3000 Plano, Texas 75024

Jeffrey Smith	5100 Tennyson Parkway, Suite 3000 Plano, Texas 75024

Wieland F. Wettstein	5100 Tennyson Parkway, Suite 3000 Plano, Texas 75024

Carrie Wheeler	5100 Tennyson Parkway, Suite 3000 Plano, Texas 75024

I, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of the Corporation, do make this Restated Certificate of Incorporation, hereby declaring under the penalties of perjury that this is my act and deed and that the facts stated herein are true, and accordingly have executed this Restated Certificate of Incorporation effective as of nine o'clock a.m., local time in the State of Delaware on December 29, 2003.

/s/ Phil Rykhoek
-------------------------------------
Phil Rykhoek, Secretary